Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

GRAY TELEVISION, INC.,

a Georgia corporation,

EAST FUTURE GROUP, INC.,

a Delaware corporation,

and

RAYCOM MEDIA, INC.,

a Delaware corporation

and

TARA ADVISORS, LLC,

a Delaware limited liability company,

in its capacity as

the Stockholders’ Representative.

Dated as of June 23, 2018

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(continued)

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Schedule, Exhibits and Annexes

Exhibit A	Definitions

Exhibit B	Company Support Agreement

Exhibit C	Stockholder Written Consent

Exhibit D	Letter of Transmittal

Exhibit E	Articles of Amendment to the Restated Articles of Incorporation of Parent, As Amended

Exhibit F	Payout Spreadsheet

Exhibit G	Registration Rights Agreement

Exhibit H	Side Letter

Annex 1	Stations

Annex 2	Sharing Stations

***	Exhibits B-H and Annexes 1-2 listed above have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Gray Television, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 23, 2018, by and among: (a) GRAY TELEVISION, INC., a Georgia corporation (“Parent”); (b) EAST FUTURE GROUP, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); (c) RAYCOM MEDIA, INC., a Delaware corporation (the “Company”); and (d) TARA ADVISORS, LLC, a Delaware limited liability company, solely in its capacity as the representative of the Effective Time Holders (as defined below) pursuant to Section 10.1 hereof (the “Stockholders’ Representative”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Company and its Subsidiaries are the owners of the assets used or held for use in the operation of the television broadcast stations identified on Annex 1 hereto (each, a “Station” and collectively, the “Stations”) and operate such Stations pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”), with the holders of the FCC License for each Station being listed on Annex 1, respectively (each, a “FCC Licensee” and collectively, the “FCC Licensees”).

B. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

D. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company Stockholders are executing consent and support agreements in favor of Parent in substantially the form attached hereto as Exhibit B (the “Company Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein and herein, made certain commitments in connection with the Transaction.

E. Immediately following the execution and delivery of this Agreement, the Company shall obtain and deliver to Parent a true, correct and complete copy of a written consent of stockholders evidencing the approval of this Agreement in the form attached hereto as Exhibit C (the “Stockholder Written Consent”), signed by certain stockholders of the Company constituting the Requisite Stockholder Vote. As a condition and inducement to Parent’s willingness to enter into this Agreement, the Company Stockholders will be required to deliver a Letter of Transmittal substantially in the form attached hereto as Exhibit D as a condition to payment of the merger consideration.

F. A portion of the cash consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as security for the indemnification and other obligations set forth in this Agreement.

G. Pursuant to the Merger (and on the terms and subject to the conditions set forth in this Agreement), among other things, all of the issued and outstanding shares of capital stock of the Company and all outstanding options, warrants and other rights to receive shares of the Company’s capital stock shall be cancelled and, as and to the extent set forth in this Agreement, converted into the right to receive Closing Merger Consideration.

AGREEMENT

The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger and as a direct, wholly owned subsidiary of Parent (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing. The consummation of the Transactions (the “Closing”) shall take place at the offices of Cooley LLP, 1299 Pennsylvania Avenue, N.W., Washington, DC 20004 at 10:00 a.m. local time on the date, which is the third Business Day after all of the conditions set forth in Section 6 of this Agreement have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing), or at such other time and place (including via the exchange of electronic documents) as Parent and the Company shall mutually agree; provided, however, that, if the Marketing Period has not ended on or before the last date the Closing shall be required to occur pursuant to the foregoing, the Closing shall not occur until the earlier to occur of (x) a date during the Marketing Period specified by Parent on three (3) Business Days’ written notice to the Company or (y) the third (3rd) Business Day immediately following the end of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) as of the date determined pursuant to this proviso). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

1.4 Effective Time. On the Closing Date, and upon the terms and subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing concurrently with or as soon as practicable following the Closing a certificate of merger, duly executed by the Company and Merger Sub in a form reasonably acceptable to Parent and the Company acting in good faith (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as may be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

1.5 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time, at the Effective Time:

(a) the certificate of incorporation of the Company shall by virtue of the Merger be amended to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (other than the name of the Company, which shall not be amended) and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable Legal Requirements and subject to Section 5.3;

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(b) the bylaws of the Company shall be amended to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Legal Requirements and subject to Section 5.3;

(c) the Company shall take all requisite action so that the directors and officers of Merger Sub immediately prior to the Effective Time become the sole directors and officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation, and each to hold office as an officer until their respective successors are duly elected or appointed and qualified in accordance with applicable law and the certificate of incorporation and bylaws of the Surviving Corporation; and

(d) Parent shall take all requisite action so that, as of immediately after the Effective Time, (i) D. Patrick LaPlatney and Paul H. McTear, Jr. shall be appointed as members of the Board of Directors of Parent and (ii) D. Patrick LaPlatney shall be appointed as President and Co-Chief Executive Officer of Parent.

1.6 Merger Consideration.

(a) Certain Definitions. As used herein, the following terms shall have the following meanings:

“Aggregate Option Exercise Proceeds” means the sum of the Option Exercise Proceeds for all Company In the Money Options outstanding as of the Effective Time and cancelled pursuant to Section 1.11.

“Aggregate Warrant Proceeds” means the sum of the Warrant Proceeds for all Company Warrants outstanding as of the Effective Time and cancelled pursuant to Section 1.12.

“Closing Merger Consideration” means collectively, as applicable, (a) the Cash Merger Consideration plus (b) the Parent Common Stock Merger Consideration plus (c) the Parent Preferred Stock Merger Consideration.

“Common Holders” means the holders of the Company Common Stock.

“Company Charter” means the certificate of incorporation of the Company, as amended and/or restated from time to time, including any certificates of designation, as amended and/or restated from time to time.

“Company Common Aggregate Merger Consideration” means the aggregate amount of the Per Common Share Closing Merger Consideration payable with respect to all Company Common Stock Deemed Outstanding.

“Company Common Stock” means the Common Stock of the Company.

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“Company Common Stock Actually Outstanding” means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares of authorized but unissued Company Common Stock immediately prior to the Effective Time).

“Company Common Stock Deemed Outstanding” means the sum of (a) the Company Common Stock Actually Outstanding, plus (b) the number of shares of Company Common Stock underlying the Company In the Money Options, plus (c) the number of shares of Company Common Stock underlying the Company Warrants.

“Company Compensatory Payments” means all bonuses, option cashouts or other compensatory payments made in connection with the transactions contemplated by this Agreement (including payments with respect to Restricted Stock), in each case, that become payable on or around the Closing Date, whether payable by Parent, the Company or any of its Subsidiaries. For avoidance of doubt, Company Compensatory Payments shall not include any payments made pursuant to Section 1.9(f)(i) or releases from the Escrow Fund to Escrow Equity Holders.

“Company Debt” means any Indebtedness of the Company Group outstanding as of immediately prior to the Effective Time (other than any Indebtedness owed by one member of the Company Group to another in the ordinary course of business (excluding Indebtedness owed to Compass and Point)).

“Company Group” means the Company and its Subsidiaries, on a consolidated basis.

“Company In the Money Option” means a Company Option having an exercise price per share less than the Per Common Share Closing Merger Consideration.

“Company Options” means all options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person that are issued and outstanding immediately prior to the Effective Time.

“Company Preferred Aggregate Merger Consideration” means the aggregate amount of the Per Preferred Share Closing Merger Consideration payable with respect to all Company Preferred Stock Actually Outstanding.

“Company Preferred Stock” means the Series G Preferred Stock and Series H Preferred Stock.

“Company Preferred Stock Actually Outstanding” means the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time (excluding shares of authorized but unissued Company Preferred Stock immediately prior to the Effective Time).

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the Common Holders and the Preferred Holders.

“Company Transaction Expenses” means all Transaction Expenses of the Company.

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“Company Warrantholders” means the holders of all the outstanding and unexercised Company Warrants at or prior to the Effective Time.

“Company Warrants” means outstanding warrants to purchase shares of Company Common Stock, if any.

“Effective Time Common Holders” means, collectively, the Common Holders as of immediately prior to the Effective Time who do not perfect appraisal rights under the DGCL and who are otherwise entitled to receive Per Common Share Closing Merger Consideration pursuant to Section 1.10 of this Agreement.

“Effective Time Holders” means, collectively: (a) the Effective Time Common Holders, (b) the Effective Time Preferred Holders, (c) the Company Warrantholders and (d) the holders of Company In the Money Options.

“Effective Time Preferred Holders” means, collectively, the Preferred Holders as of immediately prior to the Effective Time who do not perfect appraisal rights under the DGCL and who are otherwise entitled to receive Per Preferred Share Closing Merger Consideration pursuant to Section 1.10 of this Agreement.

“Escrow Equity Holders” means, collectively, (a) the Effective Time Common Holders, (b) the Company Warrantholders and (c) the holders of Company In the Money Options.

“Indebtedness” means (a) any indebtedness of the Company Group for borrowed money or issued in substitution of or exchange of indebtedness for borrowed money, (b) any indebtedness of the Company Group evidenced by any note, bond, debenture or other debt security and any contingent reimbursement obligation with respect to any letter of credit, (c) any indebtedness for borrowed money guaranteed in any manner by any member of the Company Group (including guarantees in the form of an agreement to repurchase or reimburse) and any other indebtedness (of the type described in the foregoing clauses (a) or (b) of this definition) for which any member of the Company Group is indirectly liable as guarantor, surety or otherwise, and (d) all interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (a) through (c) of this definition. For the avoidance of doubt, Indebtedness shall not include any Taxes.

“Investor Questionnaire” means a questionnaire to be delivered by each Company Warrantholder and Common Holder certifying that such holder is an “accredited investor” for the purposes of, and within the meaning of Rule 501(a) of, Regulation D under the Securities Act, in a form reasonably acceptable to Parent and the Company.

“Option Exercise Proceeds” means, for each Company In the Money Option outstanding as of the Effective Time and cancelled pursuant to Section 1.11, an amount equal (i) the exercise price for a share of Company Common Stock underlying such Company In the Money Option multiplied by (ii) the number of shares of Company Common Stock underlying such Company In the Money Option.

“Parent Charter Amendment” means the Articles of Amendment to the Restated Articles of Incorporation of Parent, as amended, substantially in the form attached hereto as Exhibit E.

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“Parent Common Stock” means Parent’s Common Stock, no par value.

“Parent Preferred Stock” means Parent’s Series A Perpetual Preferred Stock, no par value, having a face amount of $1,000 per share, the terms and conditions of which are set forth in the Parent Charter Amendment.

“Parent Stock” means, collectively, Parent Common Shares and Parent Preferred Shares.

“Parent Stock Price” means the volume weighted average closing price per share of the Parent Common Stock on the NYSE for the ten consecutive trading days ending on the complete trading day immediately prior to the date the Estimated Statement is delivered.

“Payout Spreadsheet” means a spreadsheet, to be provided with the Estimated Statement, setting forth the following: (a) the Estimated Cash Merger Consideration (as reflected on the Estimated Statement), (b) the Per Common Share Closing Merger Consideration for the Company Common Stock Deemed Outstanding based on the Estimated Cash Merger Consideration, determined as of immediately prior to the Effective Time, (c) the Per Preferred Share Closing Merger Consideration for the Company Preferred Stock Actually Outstanding and the Company Preferred Aggregate Merger Consideration, in each case determined as of immediately prior to the Effective Time, (d) the Per Warrant Share Closing Merger Consideration, determined as of immediately prior to the Effective Time, (e) the amount to be paid to each applicable Effective Time Holder based on the foregoing (subject to Section 1.7 hereof), (f) the Option Exercise Proceeds and Option Consideration, (g) the allocable portion of the Escrow Fund and SR Expense Fund for each Escrow Equity Holder, (h) whether any Taxes are required to be withheld on any payment of Closing Merger Consideration pursuant to this Agreement and (i) with respect to each Effective Time Holder, whether any shares of Company Stock held by such Effective Time Holder: (x) are subject to a vesting arrangement, (y) were issued to such Effective Time Holder as a compensatory payment in such Effective Time Holder’s capacity as an employee of the Company or any Subsidiaries and (z) with respect to which the Company has not delivered to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center (such shares of Company Stock, “Restricted Stock”). The Payout Spreadsheet shall be prepared and determined in accordance with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Payout Spreadsheet Trial Run. If applicable, the Payout Spreadsheet shall be updated by the Stockholders’ Representative to reflect any changes to the items referred to in this definition resulting from the determination of the Final Cash Merger Consideration (as compared to the Estimated Cash Merger Consideration), all in accordance with Section 1.9(f).

“Payout Spreadsheet Trial Run” means the spreadsheet attached hereto on the date hereof as Exhibit F, setting forth good faith estimates of the following: (a) the Estimated Cash Merger Consideration; (b) the Per Common Share Closing Merger Consideration for the Company Common Stock Deemed Outstanding; (c) the Per Preferred Share Closing Merger Consideration for the Company Preferred Stock Actually Outstanding and the Company Preferred Aggregate Merger Consideration; (d) the Per Warrant Share Closing Merger Consideration; (e) the Option Exercise Proceeds and Option Consideration; and (f) the per share allocable portion of the Escrow Fund and SR Expense Fund for each Escrow Equity Holder.

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“Per Common Share Closing Merger Consideration” means an amount equal to the quotient of (a) (i) $650,000,000, which is the aggregate face amount of 650,000 shares of Parent Preferred Stock, plus (ii) the aggregate value of 11,500,000 shares of Parent Common Stock based on the Parent Stock Price, plus (iii) the aggregate amount of Cash Merger Consideration, plus (iii) the Aggregate Option Exercise Proceeds plus (iv) the Aggregate Warrant Proceeds, less (v) the Escrow Amount, less (vi) the SR Expense Fund divided by (b) the number of shares of Company Common Stock Deemed Outstanding, all as set forth on the Payout Spreadsheet, which amount will be payable as set forth in Section 1.10.

“Per Preferred Share Closing Merger Consideration” means, with respect to each outstanding share of Company Preferred Stock, an amount equal to the dividends payable at the Effective Time to the holder of such share pursuant to the Company Charter as of the Effective Time, plus the Liquidation Value of such share of Preferred Stock as defined in the Company Charter and calculated in accordance with the Payout Spreadsheet, which amount will be payable as set forth in Section 1.10.

“Per Warrant Share Closing Merger Consideration” means an amount equal to the Per Common Share Closing Merger Consideration, minus the exercise price for a share of Company Common Stock underlying such Company Warrant, which amount will be payable as set forth in Section 1.12.

“Post-Closing Merger Consideration” means any payment made to or for the benefit of the Escrow Equity Holders pursuant to Section 1.9(f)(i) and any payment made to or for the benefit of such Escrow Equity Holders from the Escrow Fund and SR Expense Fund.

“Preferred Holders” means the holders of the Company Preferred Stock.

“Pro Rata Share” means, with respect to each Escrow Equity Holder, the percentage of the aggregate Company Common Aggregate Merger Consideration to which such Escrow Equity Holder is entitled relative to the Company Common Aggregate Merger Consideration payable to all Escrow Equity Holders as set forth in the Estimated Statement.

“Tax Adjustment” means an amount equal to the sum of (a) 0.21 multiplied by each of (x) all federal taxable income realized by the Company or its Subsidiaries that is attributable to the sale, spin-off or other divestiture or distribution by the Company or any of its Subsidiaries of any assets of, or equity interests in, Point or Compass (calculated without taking into account any amounts attributable to Transaction Expenses, but increased by any taxable income or reduced by any taxable losses from the operation of Point and Compass during the period commencing on the date of this Agreement and ending on the date of the sale, spin-off or other divestiture or distribution), plus (y) 0.50 multiplied by all federal taxable income realized by the Company or its Subsidiaries that is attributable to the disposition by the Company or its Subsidiaries pursuant to any Regulatory Divestitures, reduced (but not below zero) by (b) 0.21 multiplied by the aggregate amount of Company Transaction Expenses and Company Compensatory Payments that are deductible or amortizable by the Company Group, plus (c) the amount of Transaction Payroll Taxes. If the Tax Adjustment would be less than zero ($0) as calculated in accordance with the foregoing, the Tax Adjustment shall be zero ($0).

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“Transaction Expenses” means all fees, costs and expenses of the Company Group (including those described in Section 10.3 of this Agreement) incurred or expected to be incurred by or on behalf of the Company Group and/or the Effective Time Holders, whether prior to the date of the Agreement, during the Pre-Closing Period or at the Effective Time, and whether or not invoiced prior to the Effective Time, that relate to the process of selling the Company, the sale, spin-off or other divestiture or distribution of Point and Compass, any agreement relating to the sale, spin-off or other divestiture or distribution of Point or Compass, this Agreement or any of the Transactions, including fees, costs or expenses payable to the Company’s outside legal counsel or financial advisor in connection with such process, this Agreement or any of the Transactions and all Company Compensatory Payments (other than a payment for Restricted Stock pursuant to Section 1.10 or for a Company Option pursuant to Section 1.11) plus 50% of the premium, underwriting fees, due diligence fees, brokerage commissions, surplus lines or other premium taxes or other similar taxes, fees or surcharges incurred or expected to be incurred by or on behalf of Parent in connection with obtaining the R&W Policy; provided that “Transaction Expenses” shall not include any fees, costs, expenses or severance or similar payments incurred by the Company Group in connection with (i) the Regulatory Divestitures, (ii) the Financing, (iii) the termination of any employee or independent contractor by the Surviving Corporation or any of its Subsidiaries after the Effective Time, (iv) the tax and accounting services purchased by the Company Group in the ordinary course for Tax Returns and audited financial statements for the fiscal year 2018, if applicable, or (v) the restatement of the Company Financial Statements or any financial statements included in the Required Information to comply with Parent’s requirements.

“Transaction Payroll Taxes” means the employer portion of payroll or other employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments made in connection with the transactions contemplated by this Agreement (including payments with respect to Restricted Stock), in each case, that become payable on or around the Closing Date, whether payable by Parent, the Company or any of its Subsidiaries. For avoidance of doubt, Transaction Payroll Taxes shall not include any payroll or other employment Taxes incurred in connection with payments made pursuant to Section 1.9(f)(i) or releases from the Escrow Fund or SR Expense Fund to Escrow Equity Holders.

“Warrant Proceeds” means, for each Company Warrant outstanding as of the Effective Time and cancelled pursuant to Section 1.12, an amount equal (i) the exercise price for a share of Company Common Stock underlying such Company Warrant multiplied by (ii) the number of shares of Company Common Stock underlying such Company Warrant.

(b) Description of Merger Consideration. Subject to the other terms of this Agreement, the aggregate consideration payable by Parent and Merger Sub at the Closing pursuant to the provisions of this Section 1 shall consist of:

(i) 11,500,000 shares of Parent Common Stock (the “Parent Common Stock Merger Consideration”);

(ii) 650,000 shares of Parent Preferred Stock (the “Parent Preferred Stock Merger Consideration”); and

(iii) an aggregate amount in cash determined as follows (the “Cash Merger Consideration”):

(1) $2,850,000,000;

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(2) minus, on a dollar-for-dollar basis, the amount of the Company Debt;

(3) minus, on a dollar-for-dollar basis, the amount of the Company Transaction Expenses;

(4) minus, on a dollar-for-dollar basis, the amount of the Company Preferred Aggregate Merger Consideration; and

(5) minus, on a dollar-for-dollar basis, the Tax Adjustment.

(c) Merger Consideration; Adjustments, Etc. The Cash Merger Consideration shall be determined on an estimated basis at Closing pursuant to Sections 1.8(a) and (b) below and then reconciled and adjusted after the Closing based on the Final Statement and the final determination of the Cash Merger Consideration as set forth in Section 1.9. As used herein, the term “Cash Merger Consideration” means: (i) the Estimated Cash Merger Consideration, at the Closing and at all times thereafter until the Final Cash Merger Consideration is determined; and (ii) the Final Cash Merger Consideration, at such time as the Final Cash Merger Consideration is determined and at all times thereafter. Any adjustments, additions or subtractions to the Cash Merger Consideration shall be made without duplication (i.e., double counting).

1.7 Escrow Amount.

(a) Escrow Amount. $17,000,000 of the Cash Merger Consideration (the “Escrow Amount”; and together, with all accrued interest thereon and any proceeds thereof, the “Escrow Fund”) shall be deposited by Parent at the Closing, by wire transfer of immediately available funds, into escrow pursuant to the terms of the Escrow Agreement. The Escrow Fund shall be held for the period commencing on the Closing Date and ending twelve (12) months thereafter (subject to extension under the Escrow Agreement for pending Claims) (the “Escrow Period”) and used exclusively for the purpose of satisfying indemnification claims pursuant to Section 8 hereof and the obligations set forth in Section 1.9 hereof.

(b) Pro Rata Share. With respect to each Escrow Equity Holder, each such Escrow Equity Holder’s Pro Rata Share of the Escrow Amount and Pro Rata Share of the SR Expense Fund shall be transferred by Parent to the Escrow Agent and the Stockholders’ Representative, respectively, in the amounts set forth on the Payout Spreadsheet (such amounts, as to each such Escrow Equity Holder, are sometimes referred to herein as the “Escrow Share” and the “SR Expense Fund Share”). Immediately after the expiration of the Escrow Period and pursuant to the terms of the Escrow Agreement, Parent shall cause the remaining balance of the Escrow Fund, if any, to be distributed to the Escrow Equity Holders based on their respective Escrow Shares (provided that any such amounts that are Option Consideration shall be paid to the Surviving Corporation for payment to the holders of Company Options pursuant to the provisions of Section 1.11(e), all in accordance with the terms of this Agreement and the Escrow Agreement. The SR Expense Fund Share shall be paid or distributed pursuant to Section 10.1 of this Agreement.

(c) Payments Administrator. On the Closing Date but prior to the Effective Time, Parent and the Stockholders’ Representative shall enter into a payments agreement in a form reasonably acceptable to Parent and the Company acting in good faith (the “Payments Agreement”) with the Payments Administrator (or such other person as Parent and the Stockholders’

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Representative shall mutually agree). Whenever, pursuant to this Agreement, Parent deposits with the Payments Administrator amounts to which Effective Time Holders are entitled, for the benefit of the Effective Time Holders entitled thereto and payable pursuant to the Payments Agreement, such payment by Parent satisfies Parent’s obligations to pay such amounts to the Effective Time Holders.

1.8 Trial Run; Calculation and Payment of Estimated Cash Merger Consideration.

(a) Payout Spreadsheet Trial Run. The parties have agreed upon an illustrative calculation of the Estimated Cash Merger Consideration and related estimates of the per share amounts payable to the Effective Time Holders in connection with the Merger in each case determined based on the assumptions set forth in the Payout Spreadsheet Trial Run, which illustrative calculations are set forth in the Payout Spreadsheet Trial Run.

(b) Estimated Statement. Not less than five (5) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent a reasonably detailed statement (the “Estimated Statement”) containing (i) good faith estimates of the Company Debt, Company Transaction Expenses, the Company Preferred Aggregate Merger Consideration and Tax Adjustment, and (ii) the Company’s calculation of the Cash Merger Consideration (based on the Company’s good faith estimates of the Company Debt, Company Transaction Expenses, the Company Preferred Aggregate Merger Consideration and Tax Adjustment) pursuant to Section 1.6(b) (the “Estimated Cash Merger Consideration”). The Estimated Statement shall be based upon the books and records of the Company Group and other information then available. As reasonably requested by Parent, the Company will, in good faith, consult with Parent during, and with respect to, its preparation of the Estimated Statement, including by sharing any relevant working papers, trial balances and similar materials relating to such preparation.

(c) Payments at the Closing. At the Closing:

(i) Parent or the Surviving Corporation shall pay the Company Debt by wire transfer of immediately available funds to each of the applicable lenders;

(ii) Parent or the Surviving Corporation shall pay the unpaid Company Transaction Expenses by wire transfer of immediately available funds to each of the applicable vendors;

(iii) Parent shall deposit the Escrow Amount, by wire transfer of immediately available funds, into escrow pursuant to the terms of the Escrow Agreement;

(iv) Parent shall deposit the SR Expense Fund, by wire transfer of immediately available funds, to an account designated by the Stockholders’ Representative for the benefit of the Stockholders’ Representative in accordance with Section 10.1 hereof;

(v) Parent shall pay the Company Preferred Aggregate Merger Consideration to the Payments Administrator for distribution to the applicable Effective Time Preferred Holders pursuant to the terms and conditions of this Agreement;

(vi) Parent shall make the payments in respect of the Company Common Stock in accordance with Section 1.10 (which, for the avoidance of doubt, is net of the amounts described in Sections 1.8(c)(i) through (iv) above, the Option Consideration which shall be paid in accordance with Section 1.8(c)(vii) below, and the Warrant Consideration which shall be made and paid in accordance with Section 1.8(c)(viii) below) to the Payments Administrator for distribution to the applicable Effective Time Common Holders pursuant to the terms and conditions of this Agreement;

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(vii) subject to Section 1.17, on the first administratively practicable payroll date after the Effective Time, Parent shall pay or cause to be paid the Option Consideration to the holders of Company Options (and the employer-level payroll Taxes attributable to such payments) in accordance with Section 1.11 through the Surviving Corporation’s payroll system; and

(viii) Parent shall issue the Parent Stock and shall pay or cause to be paid the amounts payable to the Company Warrantholders in accordance with Section 1.12.

1.9 Calculation and Payment of Final Cash Merger Consideration.

(a) Within one hundred twenty (120) days following the Closing, the Surviving Corporation shall prepare and deliver to the Stockholders’ Representative a reasonably detailed statement (the “Final Statement”) containing its final determination of the Cash Merger Consideration, including the Company Debt, Company Transaction Expenses, the Company Preferred Aggregate Merger Consideration and Tax Adjustment, including such schedules and data as may be appropriate to support such determinations. The Surviving Corporation shall provide the Stockholders’ Representative with full access to the Records and the employees and accountants of the Surviving Corporation and its Subsidiaries necessary to review the Final Statement, and the Stockholders’ Representative shall be entitled to review any working papers, trial balances and similar materials relating to the Final Statement prepared by or on behalf of the Surviving Corporation.

(b) If the Stockholders’ Representative objects to the Surviving Corporation’s determination of the Company Debt, Company Transaction Expenses, the Company Preferred Aggregate Merger Consideration or Tax Adjustment, as reflected in the Final Statement, the Stockholders’ Representative shall notify the Surviving Corporation in writing of such objection(s) within thirty (30) days after receipt of the Final Statement from the Surviving Corporation (an “Objection Notice”). The Objection Notice shall specify the items or amounts contained in the Final Statement that are being disputed and describe in reasonable detail the basis for such disputes, including the Stockholders’ Representative’s calculation of any such amounts. Matters as to which the Stockholders’ Representative may object in the Objection Notice will be limited to whether the Final Statement (i) is accurate and completely and properly reflects the Cash Merger Consideration, including the Company Debt, Company Transaction Expenses, the Company Preferred Aggregate Merger Consideration and Tax Adjustment based on the Stockholders’ Representative’s review of the information provided to it in accordance with the terms hereof and (ii) was prepared in a manner consistent with this Agreement.

(c) If the Stockholders’ Representative delivers an Objection Notice with respect to one or more items in the Final Statement in accordance with Section 1.9(b), then the Stockholders’ Representative and the Surviving Corporation shall use their respective commercially reasonable efforts to resolve such disputed items.

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(d) In the event that the Surviving Corporation and the Stockholders’ Representative are unable to resolve the disputed items within forty-five (45) days after delivery of the Objection Notice, either the Surviving Corporation or the Stockholders’ Representative may demand that such disputed items be referred to BDO USA, LLP or such other independent accounting firm of nationally recognized standing as is mutually acceptable to the Surviving Corporation and the Stockholders’ Representative to finally resolve such disputed items. The independent accounting firm shall act as an expert and not an arbitrator, and shall consider only those items or amounts in the Final Statement as to which the Stockholders’ Representative has disagreed and shall not assign a value to any such item or amount that is less than the lesser of the values assigned to such item or amount by the Surviving Corporation and the Stockholders’ Representative or more than the greater of the values assigned to such item or amount by the Surviving Corporation and the Stockholders’ Representative. The determination of such independent accounting firm shall be made as promptly as possible and shall be final and binding upon the parties, absent manifest error. The Surviving Corporation and the Stockholders’ Representative shall be permitted to submit such data and information to such independent accounting firm as such parties deem appropriate. The Surviving Corporation and the Stockholders’ Representative, on behalf of the Escrow Equity Holders, shall each pay their own costs and expenses incurred under this Section 1.9(d). All expenses and fees incurred in connection with the independent accounting firm shall be borne in accordance with the percentage of the aggregate disputed amounts awarded to the Surviving Corporation, on the one hand, and the Stockholders’ Representative, on behalf of the Escrow Equity Holders, on the other hand, as a result of such accounting firm’s decision.

(e) The Surviving Corporation and the Stockholders’ Representative shall, and shall cause their respective accountants to, cooperate and assist in the preparation of the Final Statement and the calculation of the Final Cash Merger Consideration and in the conduct of reviews referred to in this Section 1.9, including making available, to the extent reasonably necessary, books, records, work papers and personnel.

(f) The Company Debt, Company Transaction Expenses, the Company Preferred Aggregate Merger Consideration and Tax Adjustment as determined in accordance with this Section 1.9 shall be used to determine the Final Cash Merger Consideration in accordance with Section 1.6 and this Section 1.9. For purposes of this agreement, “Final Cash Merger Consideration” means the Cash Merger Consideration (i) as shown in the Surviving Corporation’s calculation delivered pursuant to Section 1.9(a), if no Objection Notice with respect thereto is duly and timely delivered pursuant to Section 1.9(b); or (ii) if an Objection Notice is duly and timely delivered, (A) as agreed by the Surviving Corporation and the Stockholders’ Representative pursuant to Section 1.9(c) or (B) in the absence of such agreement, as shown in the independent accounting firm’s calculation delivered pursuant to Section 1.9(d). Once the Final Cash Merger Consideration is determined in accordance with Section 1.6 and this Section 1.9, the following shall occur:

(i) if the Final Cash Merger Consideration exceeds the Estimated Cash Merger Consideration, the Stockholders’ Representative shall deliver to Parent in writing the Stockholders’ Representative’s determination of the portion of such excess payable to each Escrow Equity Holder in accordance with such Escrow Equity Holder’s Pro Rata Share, and Parent shall pay (or shall cause the Payments Administrator or the Surviving Corporation, in the case of payments made with respect to Company Options or Restricted Stock, to pay) each such Escrow Equity Holder entitled to receive a portion of such excess, within three (3) Business Days (or on the first administratively practicable payroll date of the Surviving Corporation in the case of payments with respect to Employee Options or Restricted Stock) following delivery of such written notice, the amount set forth in such notice (provided that the aggregate amount payable to all such Escrow Equity Holders pursuant to this Section 1.9(f)(i) shall not exceed the excess of the Final Cash Merger Consideration over the Estimated Cash Merger Consideration), by check or wire transfer of immediately available funds to such Escrow Equity Holders; or

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(ii) if the Estimated Cash Merger Consideration exceeds the Final Cash Merger Consideration, the Escrow Agent shall, pursuant to the terms of the Escrow Agreement, pay or cause to be paid such excess by wire transfer of immediately available funds to a bank account designated in writing by Parent from the Escrow Fund (provided that, subject to the availability of Escrow Fund, the aggregate amount payable to Parent shall not be less than such excess of the Estimated Cash Merger Consideration over the Final Cash Merger Consideration).

(g) The Stockholders’ Representative shall revise the Payout Spreadsheet to reflect any changes to the amounts reflected thereon resulting from changes in the Final Cash Merger Consideration (as compared to the Estimated Cash Merger Consideration), and shall provide such revised Payout Spreadsheet to Parent promptly (but in any event within three (3) Business Days) following the determination of the Final Cash Merger Consideration.

1.10 Conversion/Cancellation of Shares.

(a) Conversion/Cancellation. Subject to Sections 1.14, 1.15 and 1.16, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) each share of Company Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall, by virtue of the Merger, no longer be outstanding and will automatically be cancelled without payment of any consideration with respect thereto;

(ii) each share of Company Preferred Stock (other than shares of Company Preferred Stock cancelled pursuant to clause (i) above and other than Dissenting Shares) shall be converted into the right to receive the Per Preferred Share Closing Merger Consideration to be paid in cash as set forth on the Payout Spreadsheet, and each share of Company Preferred Stock converted in accordance with this clause (ii) shall, by virtue of the Merger, no longer be outstanding and will automatically be cancelled;

(iii) subject to Section 1.20, each share of Company Common Stock (other than shares of Company Common Stock cancelled pursuant to clause (i) above and other than Dissenting Shares) shall be converted into the right to receive the Per Common Share Closing Merger Consideration to be paid in the form of:

(1) in the case of any shares of Company Common Stock held by Common Holders who have not delivered to Parent a completed Investor Questionnaire in respect of such Common Holder confirming that such Common Holder is an “accredited investor” for the purposes of, and within the meaning of Rule 501(a) of, Regulation D under the Securities Act in accordance with Section 1.20, or to whom the proposed issuance of shares of Parent Common Stock Merger Consideration is, in the reasonable discretion of Parent, not otherwise lawful, cash only; and

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(2) in the case of any shares of Company Common Stock held by Common Holders who have delivered to Parent a completed Investor Questionnaire in respect of such Common Holder confirming that such Common Holder is an “accredited investor” for the purposes of, and within the meaning of Rule 501(a) of, Regulation D under the Securities Act in accordance with Section 1.20, (x) a pro rata number of shares of Parent Common Stock (determined based on the quotient of 11,500,000 shares of Parent Common Stock (subject to reduction pursuant to the last paragraph of this Section 1.10(a)) and the aggregate number of shares of Company Common Stock (excluding any shares of Company Common Stock that are paid cash only pursuant to sub-clause (1) above) and the shares of Company Common Stock underlying the Company Warrants (less the number of shares of Company Common Stock determined based on the quotient of $650,000,000, representing the face value of 650,000 shares of Parent Preferred Stock, and the Estimated Per Common Share Closing Merger Consideration)) and (y) an amount in cash equal to the Per Common Share Closing Merger Consideration less the value of the Parent Common Stock paid pursuant to sub-clause (x) above based on the Parent Stock Price;

(3) in the case of each of sub-clause (1) and (2) above as set forth on the Payout Spreadsheet, plus an allocable portion of any Post-Closing Merger Consideration, and each share of Company Common Stock converted in accordance with this clause (iii) shall, by virtue of the Merger, no longer be outstanding and will automatically be cancelled;

(iv) each share of the common stock, par value $0.001 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation; and

(v) each Dissenting Share shall, by virtue of the Merger, no longer be outstanding and will automatically be cancelled without payment of any consideration with respect thereto, subject to any rights the holder thereof may have under Section 1.16.

The amount of Estimated Cash Merger Consideration and Post-Closing Merger Consideration, if any, that each Company Stockholder is entitled to receive for the shares of Company Stock held by such stockholder shall be rounded to the nearest cent (with $0.005 being rounded upward).

If the aggregate amount of Estimated Cash Merger Consideration calculated pursuant to Section 1.8(b) is less than the sum of (A) the aggregate amount payable pursuant to Section 1.10(a)(iii)(1) plus (B) the aggregate amount of Option Consideration payable pursuant to Section 1.11, plus (C) the Escrow Amount, plus (D) the SR Expense Fund, then the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.10(a)(iii)(2) and Section 1.12 collectively shall be reduced from 11,500,000 by a number of shares equal to the quotient of (Y) the amount of such shortfall and (Z) the Parent Stock Price, rounded down to the nearest whole share.

(b) Adjustments. In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Company Stock payable in Company Stock or in any right to acquire Company Stock, or effects a subdivision of the outstanding shares of Company Stock into a greater number of shares of Company Stock, or in the event the outstanding shares of Company Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Company Stock, then the amounts payable in respect of shares of Company Stock pursuant to paragraph (a) above shall be appropriately adjusted.

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(c) Treatment of Company Stock. Each share of Company Stock converted or cancelled in accordance with Section 1.10(a) shall no longer be outstanding and will automatically be cancelled and will cease to exist and the holders of such Company Stock will cease to be, and will have no rights as, stockholders of the Surviving Corporation, except that certificates that represented such converted or cancelled shares of Company Stock issued and outstanding immediately prior to the Effective Time shall be deemed for all purposes to represent only the right to receive the consideration or rights (if any) contemplated by Section 1.10(a) pursuant to Section 1.14.

1.11 Stock Options.

(a) Treatment of Options. All unvested Company Options will accelerate and become fully vested prior to the Effective Time. Company Options will not be continued, assumed or substituted for by the Company or Parent as part of the Merger. At the Effective Time, each then-outstanding Company Option shall be cancelled as follows: (i) in the case of a Company In the Money Option, such Company In the Money Option shall be cancelled in exchange for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company In the Money Option immediately prior to the Effective Time an amount (subject to any applicable withholding Tax) in cash equal to the sum of (A) the product of (X) the number of shares of Company Common Stock subject to such Company In the Money Option immediately prior to the Effective Time and (Y) the amount by which the Per Common Share Closing Merger Consideration exceeds the per share exercise price of such Company In the Money Option plus (B) an allocable portion of any Post-Closing Merger Consideration or (ii) in the case of a Company Option that is not a Company In the Money Option, such Company Option shall be cancelled without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Option. The aggregate amount paid or payable in respect of the cancellation of the Company Options as set forth in this Section 1.11(a) (including payments made pursuant to Section 1.7 and Section 1.9(f)(i)) is referred to herein as the “Option Consideration.”

(b) Termination of the Company Option Plan. The Company Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the Company Common Stock (or any capital stock of any Subsidiary of the Company) shall be cancelled as of the Effective Time. The Company shall ensure that following the Effective Time, no participant in the Company Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(c) Option Consent Letter. Prior to the Effective Time, the Company shall deliver to the holders of Company Options a letter in the form mutually agreed upon by Parent and the Company (the “Option Consent Letter”). Each holder of Company Options shall be entitled to receive, when and if payable as contemplated in this Agreement (subject to the Escrow Share and SR Expense Fund Share, as applicable), the Option Consideration upon delivery by such holder to the Payments Administrator of a duly executed and completed Option Consent Letter, in accordance with the instructions thereto and all other documents, instruments or certificates required by Parent and the Company to be delivered by such holder of Company Options to give effect to the transactions contemplated by this Agreement.

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(d) Other Actions. The Company shall take all actions that may be necessary or that Parent reasonably and in good faith requests the Company to take in order (under the Company Option Plan or otherwise) to effectuate the provisions of this Section 1.11 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect to such Company Options.

(e) Payment of Option Consideration. Any payment of Option Consideration required to be made to a holder of Company Options pursuant to this Agreement shall be paid by Parent first to the Surviving Corporation for payment to such holder, subject to Section 1.18, as follows: (x) that portion of the Option Consideration payable in respect of Employee Options to the holders of such Employee Options through the Surviving Corporation’s payroll system, and (y) that portion of the Option Consideration then payable in respect of Non-Employee Options to the holders of such Non-Employee Options to the Surviving Corporation through its accounts payable.

1.12 Company Warrants. The Company shall cause all Company Warrants that are outstanding and unexercised as of immediately prior to the Effective Time to be cancelled at the Effective Time. In exchange and settlement for the cancellation of any Company Warrant and the delivery of a completed warrant cancellation agreement, in a form mutually agreed upon by Parent and the Company, the Company Warrantholder thereof shall have the right to receive, in respect of each share of Company Common Stock underlying the Company Warrant, the (A) Per Warrant Share Closing Merger Consideration, payable in the form of (i) a pro rata number of shares of Parent Preferred Stock (determined based on the quotient of 650,000 shares of Parent Preferred Stock and the total number of shares of Company Common Stock underlying the Company Warrant), (ii) a pro rata number of shares of Parent Common Stock (determined based on the quotient of 11,500,000 shares of Parent Common Stock (reduced by the number of shares of Parent Common Stock issuable in respect of the shares of Company Common Stock pursuant to Section 1.10(a(iii)(2)) and the total number of shares of Company Common Stock underlying the Company Warrants), and (iii) a pro rata share (based on the total number of shares of Company Common Stock underlying the Company Warrants) of the amount of Cash Merger Consideration remaining after making the aggregate payments of the Per Common Share Closing Merger Consideration pursuant to Section 1.10 and the aggregate Option Consideration pursuant to Section 1.11, each in accordance with the Payout Spreadsheet, plus (B) an allocable portion of any Post-Closing Merger Consideration. For the avoidance of doubt, after the Effective Time, no Company Warrant shall be exercisable by any Company Warrantholder for, otherwise entitle such Company Warrantholder to receive, shares of Company Stock (or any other equity security or other consideration), but shall only entitle such Company Warrantholder to the consideration (if any) described in this Section 1.12. The aggregate amount paid or payable in respect of the cancellation of the Company Warrants as set forth in this Section 1.12 is referred to herein as the “Warrant Consideration.” Parent will deliver to each Company Warrantholder a stock certificate representing the shares of Parent Preferred Stock issuable to such Company Warrantholder. The shares of Parent Common Stock issuable to each Company Warrantholder will be in uncertificated book-entry form.

1.13 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Stock (the “Company Stock Certificates”) or uncertificated book-entry shares representing shares of the Company Stock (a “Book-Entry Share”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or Book-Entry Share is presented to the Payments Administrator, Surviving Corporation or Parent, such Company Stock Certificate or Book-Entry Share shall be cancelled and shall be exchanged as provided in Section 1.14.

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1.14 Payment of Consideration; Surrender of Certificates.

(a) Payments Administrator. As soon as reasonably practicable following the date hereof, Parent and the Company acting in good faith shall mutually agree on the payments administrator (the “Payments Administrator”) for the Merger, other than with respect to the Option Consideration. The Surviving Corporation shall serve as the paying agent for the Option Consideration, which shall be paid as provided in Section 1.11(e).

(b) Parent to Provide Consideration. At or prior to the Effective Time, Parent shall make available in the form of immediately available funds to (i) the Payments Administrator for exchange in accordance with this Section 1.14, the cash payable at the Effective Time to the stockholders pursuant to Section 1.10 hereof in exchange for outstanding shares of Company Stock (other than Restricted Stock), (ii) the Surviving Corporation, the Option Consideration payable at the Effective Time to the holder of any Company Option pursuant to Section 1.11(a) hereof and the cash payable at the effective time with respect to Restricted Stock (to pay each holder of Restricted Stock such payment on or before the first administratively practicable payroll date of the Surviving Corporation after the Effective Time, subject to the provisions in this Section 1.14), and (iii) the Company Warrantholders, the cash payable to them and the Parent Preferred Stock and the Parent Common Stock issuable to them at the Effective Time pursuant to Section 1.12.

(c) Exchange Procedures. As soon as reasonably practicable following the date hereof and the execution of the agreement with the Payments Administrator, Parent shall (or shall cause the Payments Administrator to) mail a letter of transmittal substantially in the form of Exhibit D (the “Letter of Transmittal”) to each Effective Time Common Holder and Effective Time Preferred Holder at the address of record set forth opposite each such Effective Time Common Holder’s and Effective Time Preferred Holder’s name on the Payout Spreadsheet. After receipt of such Letter of Transmittal, the Effective Time Preferred Holders will surrender the Company Stock Certificates and the Effective Time Common Holders will surrender Book-Entry Shares to the Payments Administrator for cancellation, and each Effective Time Common Holder and Effective Time Preferred Holder shall deliver a duly completed and validly executed Letter of Transmittal. Upon surrender of a Company Stock Certificate (with respect to Effective Time Preferred Holders) or Book-Entry Shares (with respect to Effective Time Common Holders) for cancellation to the Payments Administrator, together with a Letter of Transmittal, duly and properly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.14(e) hereof, the holder of such Company Stock Certificate and the holders of such Book-Entry Shares shall be entitled to receive from the Payments Administrator in exchange therefor, the Closing Merger Consideration to which such holder is entitled pursuant to Section 1.10(a) hereof (less the amount to be deposited into the Escrow Fund and the SR Expense Fund, if applicable), and the Company Stock Certificates and Book-Entry Shares so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate and Book-Entry Share outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable portion of the Closing Merger Consideration pursuant to Section 1.10 hereof in exchange for shares of Company Stock (without interest) into which such shares of Company Stock shall have been so converted. No portion of the Closing Merger Consideration will be paid to the holder of any

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unsurrendered Company Stock Certificate or Book-Entry Share with respect to shares of Company Stock formerly represented thereby until the holder of record of such Company Stock Certificate or Book-Entry Share shall surrender such Company Stock Certificate or Book-Entry Share pursuant hereto. In connection with the mailing of the Letter of Transmittal, the Parent shall (or shall cause the Payments Administrator to) mail a registration rights agreement, in substantially the form attached hereto as Exhibit G (the “Registration Rights Agreement”), to each Effective Time Common Holder and each Company Warrantholder as of the Effective Time who has not previously executed the Registration Rights Agreement. Each Effective Time Common Holder and Company Warrantholder who has delivered to Parent a completed Investor Questionnaire in respect of such Effective Time Common Holder confirming that such Effective Time Common Holder is an “accredited investor” for the purposes of, and within the meaning of Rule 501(a) of, Regulation D under the Securities Act in accordance with Section 1.20 shall have the opportunity to become a party to the Registration Rights Agreement with respect to the shares of Parent Common Stock issued to such Effective Time Common Holder or Company Warrantholder by delivering a duly executed counterpart signature page to the Registration Rights Agreement to Parent.

(d) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.10 hereof to a Person other than the Person whose name is reflected on the Company Stock Certificate or Book-Entry Share surrendered in exchange therefor, it will be a condition of the delivery thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of such cash amounts to a Person other than the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Lost, Stolen or Destroyed Certificates. Notwithstanding Section 1.14(c), if any certificate representing shares of Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, such affidavit to be in such form reasonably agreed to in writing by Parent, delivered to the Payments Administrator together with the Letter of Transmittal, such Person shall be entitled to receive, in each case, when and if payable as contemplated in this Agreement, the amounts set forth in Section 1.10(a) for each share of Company Stock owned by such Person immediately prior to the Effective Time and represented by such lost, stolen or destroyed certificate.

(f) Payments Administrator to Return Merger Consideration. At any time following the last day of the nine (9) month period following the Effective Time, Parent shall be entitled to require the Payments Administrator to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Payments Administrator pursuant to this Section 1.14, and any income or proceeds thereof, not disbursed to the holders of Company Stock Certificates or Book-Entry Shares pursuant to Section 1.14(c) hereof, and thereafter the holders of Company Stock Certificates or Book-Entry Shares shall be entitled to look only to Parent (subject to the terms of Section 1.14(g) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates or Book-Entry Shares pursuant to Section 1.10 hereof upon the due surrender of such Company Stock Certificates or Book-Entry Shares in the manner set forth in Section 1.14(c) hereof.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.14, neither the Payments Administrator, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

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1.15 No Further Ownership Rights in Company Stock. The Closing Merger Consideration paid in respect of the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in Section 1.14 hereof.

1.16 Dissenting Shares.

(a) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have not voted in favor of the Merger or consented thereto in writing (or who shall have not otherwise contractually waived their rights to appraisal) and who shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Estimated Cash Merger Consideration or Post-Closing Merger Consideration. Such stockholders instead shall be entitled to receive payment from the Company of the appraised value of such shares of Company Stock held by them in accordance with the provisions of Section 262 of the DGCL.

(b) Notwithstanding the provisions of Section 1.16(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Stock shall automatically be converted into and represent only the right to receive the consideration for Company Stock to which such stockholder would otherwise be entitled under Section 1.10, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Surviving Corporation shall give the Stockholders’ Representative and Parent prompt written notice of any demand for appraisal received by the Surviving Corporation pursuant to the DGCL. After the Closing Date, the Surviving Corporation shall have the exclusive authority to assume the control of the defense of any proceeding with respect thereto, including the employment of counsel reasonably satisfactory to the Stockholders’ Representative, and the Stockholders’ Representative shall cooperate fully with the Surviving Corporation and make available all pertinent information under its control in connection therewith.

1.17 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

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1.18 Withholding. Each of Parent, the Company, the Surviving Corporation, the Payments Administrator and the Escrow Agent will be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation, the Payments Administrator and the Escrow Agent may be required to deduct or withhold therefrom under applicable Legal Requirements. All such amounts deducted and withheld will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that Parent is required to deduct and withhold any amounts in connection with any Parent Common Stock Merger Consideration, Parent shall, at its discretion, (a) be entitled to retain a portion of the Parent Common Stock equal in value to such required deduction, (b) offset the amounts required to be deducted and withheld against cash payments required to be made by Parent to the recipient of the Parent Common Stock Merger Consideration, or (c) require the recipient of the Parent Common Stock Merger Consideration to pay an amount equal to the amount required to be deducted and withheld from the Parent Common Stock Merger Consideration to Parent.

1.19 Closing Deliverables.

(a) At the Closing, the Company shall deliver, or cause to be delivered, to Parent:

(i) the Escrow Agreement duly executed by the Stockholders’ Representative;

(ii) a certificate, dated as of the Closing Date, executed on behalf of the Company by the Chief Executive Officer of the Company, solely in his capacity as Chief Executive Officer of the Company and without personal liability, to the effect that each of the conditions set forth in Sections 6.2(a) and (b) has been satisfied;

(iii) a certificate, dated as of the Closing Date, of the Secretary of the Company, solely in his or her capacity as Secretary of the Company and without personal liability, attaching copies of the Company’s certificate of incorporation, bylaws, board of directors’ resolutions approving the Merger and the other transactions contemplated by this Agreement and stockholders’ actions, as applicable, in connection with the Merger and the other transactions contemplated by this Agreement;

(iv) certificates, dated within five (5) Business Days of the Closing Date, from the Secretary of State of the State of Delaware certifying that the Company is in good standing;

(v) a certificate, dated as of the Closing Date and validly executed by a duly authorized officer of the Company, in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and a copy of the notice of such certification to be sent to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, in each case, in a form reasonably acceptable to Parent and the Company acting in good faith; and

(vi) a letter, in substantially the form attached hereto as Exhibit H (the “Side Letter”), dated as of the Closing Date and executed by the Company.

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(b) At the Closing, Parent shall deliver, or cause to be delivered, to the Company:

(i) the Escrow Agreement duly executed by Parent;

(ii) the Side Letter duly executed by Parent;

(iii) a certificate, dated as of the Closing Date, executed on behalf of Parent by a duly authorized officer, solely in his or her capacity as an officer of Parent and without personal liability, to the effect that each of the conditions set forth in Sections 6.3(a) and (b) has been satisfied; and

(iv) a certificate, dated within five (5) Business Days of the Closing Date, from the Secretary of State of the State of Georgia certifying that Parent is in good standing;

(v) a certificate, dated as of the Closing Date, of the Secretary of the Merger Sub, solely in his or her capacity as Secretary of Merger Sub and without personal liability, attaching copies of Merger Sub’s certificate of incorporation, bylaws, board of directors’ resolutions approving the Merger and the other transactions contemplated by this Agreement and stockholders’ actions, as applicable, in connection with the Merger and the other transactions contemplated by this Agreement; and

(vi) a certificate, dated within five (5) Business Days of the Closing Date, from the Secretary of State of the State of Delaware certifying that Merger Sub is in good standing.

(c) At the Closing, Parent shall deliver, or cause to be delivered, the payments set forth in Section 1.8(c).

(d) At the Closing, Parent shall file the Parent Charter Amendment with the Secretary of State of the State of Georgia.

1.20 Private Placement. Parent intends to issue the Parent Common Stock in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, or Section 4(a)(2) of the Securities Act, and in reliance on exemptions from the registration or qualification requirements of state securities or “blue sky” laws. Parent will not be required to issue any shares of Parent Common Stock Merger Consideration to any Common Holder, and no such Common Holder will be entitled to receive any shares of Parent Common Stock Merger Consideration unless Parent has received a completed Investor Questionnaire in respect of such holder confirming that such Common Holder is an “accredited investor” for the purposes of, and within the meaning of Rule 501(a) of, Regulation D under the Securities Act. Common Holders who did not provide to Parent a completed Investor Questionnaire confirming that such Common Holder is an “accredited investor” as so defined, or to whom the proposed issuance of shares of Parent Common Stock Merger Consideration is, in the reasonable discretion of Parent, not otherwise lawful, will be entitled to receive the portion of the consideration otherwise payable to such holder hereunder in Parent Common Stock Merger Consideration solely in cash in lieu of such Parent Common Stock (which shall have the effect of reducing the amount of cash payable to the Common Holders and Company Warrantholders who will receive a portion of the consideration in Parent Common Stock Merger Consideration).

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SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the limitations contained in this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 2 are true and correct, except as expressly set forth on the Disclosure Schedule attached hereto (the “Disclosure Schedule”); provided that, notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth herein (other than the representations and warranties set forth in Sections 2.3, 2.4(f), 2.6, 2.7, 2.8, 2.11, 2.15, 2.16, 2.18, 2.19(a), 2.21, 2.22 (other than clause (iii) of the first sentence thereof) and 2.25) are made as if Point and Compass and their respective Subsidiaries had been distributed out of the Company in their entirety immediately prior to the date hereof. The Disclosure Schedule shall be arranged in numbered sections corresponding to the sections contained in this Section 2 and any information disclosed therein under any section of the Disclosure Schedule shall be deemed disclosed and incorporated into any other section of the Disclosure Schedule to the extent that it is reasonably apparent from its face to be applicable to such other representations and warranties.

2.1 Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of incorporation. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material and adverse effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the Company Charter, its bylaws and its other organizational documents as currently in effect, and no amendments thereto are pending. The Company has the corporate power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted.

2.2 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the required approval of the Company Stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

(b) At a meeting duly called and held, the Company’s Board of Directors has unanimously determined that this Agreement and the Transactions are fair to and in the best interests of the Company Stockholders, unanimously approved and adopted this Agreement and the Transactions and unanimously resolved to recommend approval and adoption of this Agreement by the Company Stockholders and directed that this Agreement be submitted for consideration by the Company Stockholders by written consent. The only votes or consents required to approve this Agreement by the Company’s stockholders under the DGCL and the Company Charter are set forth on Section 2.2 of the Disclosure Schedule (the “Requisite Stockholder Vote”).

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2.3 Subsidiaries.

(a) Except for the Subsidiaries of the Company identified in Section 2.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, holds or controls, directly or indirectly or through nominees, any capital stock of or any other equity interest in, directly or indirectly, any other Person or any Subsidiary, and the Company is not and, since January 1, 2015, has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of formation. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company has the corporate (or equivalent) power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted. The Company has made available a true and correct copy of each such Subsidiary’s certificate of incorporation and bylaws (or other comparable organizational documents), each as amended to date and in full force and effect on the date hereof, to Parent and no amendments thereto are pending. Each such Subsidiary is solvent and is not the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar action or proceeding, nor has any such action or proceeding been threatened in writing.

(b) Except as set forth in Section 2.3 of the Disclosure Schedule, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien other than Permitted Liens. Except as set forth in Section 2.3 of the Disclosure Schedule, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any other Subsidiary or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligation on the part of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of the Company’s Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(c) Except as set forth in Section 2.3(c) of the Disclosure Schedule, the businesses and operations of Compass and Point are conducted, and have been conducted, entirely by the members of the Company Group identified in Section 2.3(c) of the Disclosure Schedule as members of the Compass Group and the Point Group, and neither the Company nor any other member of the Company Group conducts any aspect of the businesses and operations of Compass and Point or owns any asset relating to Compass or Point or is bound by or subject to any obligation or liability relating to Compass or Point.

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2.4 Capitalization.

(a) The authorized capital stock of the Company consists of (a) 21,560,306 shares of Company Common Stock, of which, as of the date hereof, (i) 800,194 shares are issued and outstanding (excluding shares that remain subject to vesting) and (ii) 383,409 shares are issued and subject to vesting, (b) 50,000 shares of Company Preferred Stock designated as Series G Preferred Stock, of which, 50,000 are issued and outstanding, (c) 168,495.02582 shares of Company Preferred Stock designated as Series H Preferred Stock, of which, 168,495.02582 are issued and outstanding and (d) 781,504.97418 additional authorized shares of Company Preferred Stock that have not been designated in any series, none of which are outstanding. All outstanding shares of Company Stock (i) are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter or bylaws or any Contract to which the Company is a party or by which it is bound, and (ii) have been offered, sold and delivered by the Company in compliance with all applicable Legal Requirements. Except as set forth in Section 2.4(a) of the Disclosure Schedule, there are no accrued, declared or unpaid dividends on any shares of Company Stock.

(b) Except for the Company Equity Plan, neither the Company nor any of its Subsidiaries currently sponsors or maintains any stock option plan or any other plan or agreement providing for equity compensation to any Person. There are no outstanding obligations under any stock option plan or any other plan or agreement providing for equity compensation to any Person ever adopted, sponsored or maintained, but not currently sponsored or maintained, by the Company Group. The Company Equity Plan has been duly authorized, approved and adopted by the Company’s Board of Directors and its stockholders and is in full force and effect. As of the date hereof, the Company has reserved a total of 3,000,000 shares of Company Common Stock for issuance under the Company Equity Plan, of which, as of the date hereof: (i) 1,106,418 shares are issuable upon the exercise of outstanding, unexercised Company Options, (ii) 1,093,388 shares are available for grant but have not yet been granted pursuant to the Company Equity Plan, (iii) 800,194 shares (excluding shares that remain subject to vesting) have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the Company Equity Plan, and (iv) 383,409 shares are issued and subject to vesting. All outstanding Company Options have been offered, issued and delivered by the Company (x) in compliance with all applicable Legal Requirements and with the terms and conditions of the Company Equity Plan and (y) in a compensatory capacity to employees (or former employees) of the Company or any of its Subsidiaries, except for those Company Options identified and set forth on Section 2.4(b) of the Disclosure Schedule. Each Company Option has an exercise price that is at least equal to the fair market value of the Company Common Stock on the date of grant of the Company Option.

(c) Section 2.4(c) of the Disclosure Schedule sets forth a correct and complete listing of all outstanding Company Options, setting forth the number of shares of Company Common Stock subject to each Company Option and the holder, grant date and exercise price with respect to each Company Option, as applicable.

(d) Section 2.4(d) of the Disclosure Schedule sets forth a correct and complete listing of all outstanding Company Warrants, including the number of shares and type of Company Stock subject to each such Company Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each such Company Warrant.

(e) Except for the outstanding Company Options and Company Warrants identified and set forth on Sections 2.4(c) and 2.4(d) of the Disclosure Schedule, as of the date hereof, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any

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of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Common Stock or equity interest of the Company or any equity interest of any Subsidiary of the Company, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Section 2.4(e) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries have any outstanding bonds, debentures, notes or other debt securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

(f) Except as set forth in Section 2.4(f) of the Disclosure Schedule, (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has Knowledge, and (ii) there are no Contracts to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights or registration rights) of any Company Stock, the payment of any management, transaction or advisory fees or any other investor rights, including rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, director indemnification, visitation or information or operational covenants (the items described in clauses (i) and (ii) being, collectively, the “Rights Agreements”). On or prior to the Effective Time, all Rights Agreements shall have been terminated and of no further force or effect.

(g) Section 2.4(g) of the Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of (i) all holders of Company Stock, which includes (A) the name (as it appears on the certificate representing shares of Company Stock) of each holder; and (B) the number of shares of Company Stock held by such holder, including, vesting schedules and the number of vested and unvested shares of Company Stock, if applicable, and (ii) all Rights Agreements. The Company has made available to Parent a true and complete copy of all Rights Agreements. All vested shares of Company Common Stock have the right to vote to approve this Agreement under the DGCL and the Company Charter and all unvested shares of Company Common Stock do not have the right to vote to approve this Agreement under the DGCL and the Company Charter.

2.5 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company Group is a party require no action by or in respect of, or filing with, any Governmental Body, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries does business; (b) the FCC Consent; (c) compliance with any applicable requirements of the HSR Act; (d) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws; and (e) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

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2.6 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter or bylaws of the Company or the organizational documents of any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 2.5, contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement, (c) except as set forth on Section 2.6 of the Disclosure Schedule require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, any provision of any Material Contract or any material Permit affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in each case as set forth in clauses (b) through (d), where the violation, conflict, or default, or failure to obtain a consent, or imposition or creation of any Lien would not, in each such case, reasonably be expected to have a Material Adverse Effect.

2.7 Financial Statements. The Company has furnished Parent with true and complete copies of (a) the audited consolidated balance sheets of the Company Group as of December 31, 2015, December 31, 2016 and December 31, 2017 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, together with the notes thereto (collectively, the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Company Group as of March 31, 2018 (the “Company Balance Sheet”), together with the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the quarter ended March 31, 2018 and for such other fiscal quarters as are necessary to calculate the results of operations on a “last eight quarters annualized” basis (including, without limitation, quarterly financial statements for each quarter of any partial fiscal year included in the last eight quarters ended March 31, 2018) (collectively, the “Unaudited Financial Statements”, and, together with the Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP consistently followed throughout the periods indicated and are derived from the books and records of the Company Group. The Company Financial Statements present fairly in all material respects the financial position of the Company as of their respective dates and the statements of operations, stockholders’ equity and cash flows for the respective periods then ended, except (a) as may be indicated in the footnotes to such financial statements and (b) that the Unaudited Financial Statements do not contain footnotes and may be subject to potential year-end adjustments. KPMG, LLP, who have audited the Audited Financial Statements, are independent registered public accountants as would be required by the Securities Act and the rules and regulations of the SEC thereunder if the Company were subject thereto. The Company is solvent and is not the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar action or proceeding, nor has any such action or proceeding been threatened in writing.

2.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material Liabilities of any nature except for (a) Liabilities disclosed in the Company Balance Sheet; (b) Liabilities incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet; or (c) Liabilities set forth on Section 2.8 of the Disclosure Schedule.

2.9 Absence of Certain Changes. Except as set forth on Section 2.9 of the Disclosure Schedule, since the date of the Company Balance Sheet through the date of this Agreement, the Company Group has conducted its business in the ordinary course consistent with past practices, and the Company (together with its Subsidiaries on a consolidated basis) has not:

(a) suffered any material loss, or material interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard;

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(b) made any capital expenditure or capital commitment in excess of $250,000, other than Repack-related expenditures or in the ordinary and usual course of business consistent with past practices in accordance with the Budget;

(c) amended or changed the Company Charter or bylaws or any Subsidiary’s comparable organizational documents;

(d) changed its accounting methods, principles or practices;

(e) declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock or other ownership interests or repurchased or redeemed or committed to repurchase or redeem any shares of capital stock or other ownership interests other than in the ordinary course of business consistent with past practices;

(f) other than in the ordinary course of business consistent with past practice, changed the employment terms of, paid any bonus to, increased any salary or wages for or entered into any employment Contract with, any Person; hired or terminated the employment of any Person with a base salary of at least $250,000; or instituted or implemented any material amendment to any Company Employee Plan;

(g) merged into, consolidated with, or sold a substantial part of its assets to any other Person, or permitted any other Person to be merged or consolidated with it; or

(h) suffered any adverse change with respect to its business or financial condition which has had, or would reasonably be expected to have, a Material Adverse Effect.

2.10 Properties.

(a) Section 2.10(a) of the Disclosure Schedule lists the address and owner of each parcel of real property owned by a member of the Company Group having a value in excess of $750,000 (the “Owned Real Property”). Immediately prior to the Closing, a member of the Company Group will have good and marketable fee simple title to the all of the Owned Real Property, free and clear of Liens, other than Permitted Liens. No member of the Company Group is obligated under, nor is a party to, any option, right of first refusal or other contractual right granting any third party the right to purchase or acquire and obligating any member of the Company Group to sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein. All buildings, structures, facilities, fixtures and other improvements (“Improvements”) located on the Owned Real Property (i) are in reasonable condition and repair in accordance with normal and customary industry practices (ordinary wear and tear excepted), and (ii) are available for immediate use in the operations of the Stations as currently conducted.

(b) Section 2.10(b) of the Disclosure Schedule lists all lease(s) of real property where a member of the Company Group leases real property with annual rental payments in excess of $750,000 (“Real Property Leases”). A member of the Company Group has good leasehold title to its interests in all of the real property leased to it under the Real Property Leases (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), free and clear of all Liens, except for Permitted Liens. All Improvements located on the Leased Real Property (i) are in reasonable condition and repair in accordance with normal and customary industry practices (ordinary wear and tear excepted), and (ii) are available for immediate use in the operations of the Stations as currently conducted. With respect to the Leased Real Property, a member of the Company Group is in peaceable possession under each such Real Property Lease.

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(c) All of the Real Property has access to public roads or streets, and all utilities and services necessary for the proper and lawful conduct in all material respects regarding the operation of the Stations. To the Knowledge of the Company Group, there does not exist any actual or threatened condemnation or eminent domain proceedings, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any the Real Property, and, as of the date hereof, the Company Group has not received any written notice of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(d) Except as set forth on Section 2.10(d) of the Disclosure Schedule: (i) to the Knowledge of the Company Group, there is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Real Property that prohibits or materially interferes with the current use by the Company Group of the Real Property; and (ii) all material permits required for the occupancy and operation of Real Property as presently being used by the Company Group have been obtained and are in full force and effect in all material respects, and, as of the date hereof, the Company Group has not received any notices of material default or material violations in connection with such items. To the Knowledge of the Company Group, no additional approvals, permits or licenses will be required to be issued after the date hereof in order to permit Parent, following the Closing, to continue to operate the Stations on the Real Property in the same manner as Company Group, other than any such approvals, permits or licenses that are ministerial in nature and are normally issued in due course upon application therefore without further action by the applicant.

(e) Section 2.10(e) of the Disclosure Schedule describes all personal property leased or subleased by the Company or any of its Subsidiaries with a value greater than $750,000, including machinery, equipment, furniture, vehicles, and other trade fixtures and fixed assets, and any Liens thereon, specifying the name of the lessor or sublessor, the lease term and basic annual rent. All leases of such personal property are in good standing and are valid, binding and enforceable against the Company and its Subsidiaries in accordance with their respective terms, and there does not exist under any such lease any material breach by the Company or any of its Subsidiaries or any event that with notice or lapse of time or both, would constitute a material default.

2.11 Taxes. Except as set forth on Section 2.11 of the Disclosure Schedule:

(a) The Company and each of its Subsidiaries have timely filed all income and other material Tax Returns required to be filed by them prior to the Closing Date, and have timely paid all Taxes required to be paid by them (whether or not required to be shown on any Tax Return). All such Tax Returns are true, correct and complete and have been prepared in compliance with applicable Legal Requirements. There is no claim for Taxes (other than Taxes not yet due and payable) that has resulted in a Lien against any of the assets of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries uses the accrual method of accounting.

(b) The Company has delivered to Parent true, correct and complete copies of all income and other material Tax Returns for the Company and its Subsidiaries for taxable periods (or portions thereof) ended on or after December 31, 2015, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Company and its Subsidiaries for such taxable periods (or portions thereof). Section 2.11(b) of the Disclosure Schedule sets forth each jurisdiction where the Company and each of its Subsidiaries will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.

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(c) The Audited Financial Statements reflect all Liabilities for unpaid Taxes of the Company and its Subsidiaries for periods (or portions of periods) through December 31, 2017. Neither the Company nor any of its Subsidiaries has any Liability for unpaid Taxes accruing after December 31, 2017, except for Taxes arising in the ordinary course of business consistent with past practice.

(d) There is no past, pending or threatened audit, examination, or similar proceeding associated with, any Tax Return of the Company or any of its Subsidiaries that has been or is being conducted by a Taxing Authority. Neither the Company nor any Subsidiary has received from any Taxing Authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written (or, to the Company’s Knowledge, oral) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company, in each case, that has not been paid or settled in full. There is (1) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect and (2) no agreement to any extension of time for filing any Tax Return of the Company or any Subsidiary that has not been filed. Since January 1, 2013, no claim has been made by any Governmental Body in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(e) Except for Ordinary Commercial Agreements, neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement with any third party relating to allocating, indemnification or sharing the payment of, or liability for, Taxes.

(f) Neither the Company nor any Subsidiary has participated in, and none of them is currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirement.

(g) None of the Company, its Subsidiaries or any predecessor has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation. Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor, by Contract or otherwise, except for Ordinary Commercial Agreements.

(h) None of Parent (as a result of its ownership of the Surviving Corporation after Closing), the Company or any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, or use of an improper method of accounting, for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any

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corresponding or similar provision of state, local, or foreign Tax Legal Requirement) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Legal Requirement) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) application of Section 951 of the Code to any income received or accrued on or prior to the Closing Date or the application of Section 965 of the Code, (vi) election under Section 108(i) of the Code made on or prior to the Closing Date or (vii) prepaid amount or deferred revenue received on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code (or any similar provision of applicable Legal Requirement).

(i) Neither the Company nor any of its Subsidiaries is, or has been, a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes. No power of attorney with respect to Taxes has been granted with respect to the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction. No Subsidiary of the Company is organized outside of the United States. Section 2.11(j) of the Disclosure Schedule sets forth the U.S. federal and applicable state and local income Tax classification of each Subsidiary listed on Section 2.3 of the Disclosure Schedule.

(k) The Company has provided to Parent all documentation relating to any applicable Tax holidays or incentives that have current applicability to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated by this Agreement.

(l) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries owns any interest in a “passive foreign investment company” as defined in Section 1297 of the Code.

(m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the three years prior to the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n) The Company and its Subsidiaries have (i) complied with all Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirement), (ii) withheld (within the time and in the manner prescribed by Legal Requirement) from employee wages or consulting compensation and paid over to the proper Taxing Authority (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirement, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding Legal Requirements, and (iii) timely filed all withholding and information Tax Returns (including Forms W-2, 1099 and 1042), for all periods through and including the Closing Date.

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(o) The Company and its Subsidiaries are in compliance with all applicable transfer pricing Legal Requirements, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries (as required under Section 482 of the Code and any other applicable federal, state, local or foreign Legal Requirements). None of the assets owned by the Company or any of its Subsidiaries are (i) tax-exempt use property under Section 168(h) of the Code; (ii) tax-exempt bond financed property under Section 168(g) of the Code; or (iii) treated as owned by any Person other than the Company or the Subsidiary under Section 168 of the Code.

(p) No independent contractor was or will be considered as an employee of the Company or its Subsidiaries by an applicable Taxing Authority.

(q) No share of Company Stock is a “covered security” within the meaning of Treasury Regulations §1.6045-1(a)(15). The Company has delivered to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any Company Stock that was initially subject to a vesting arrangement issued by the Company or any of its Subsidiaries to any of their employees, non-employee directors, consultants or other service providers.

(r) All net operating losses and other carried forward losses of the Company and the Subsidiaries, including applicable jurisdiction and the year of expiration thereof, are set forth on Section 2.11(r) of the Disclosure Schedule. Neither the Company nor any of the Subsidiaries has net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, the federal consolidated return regulations or any applicable state, foreign or local Tax Legal Requirements (other than limitations imposed as a result of the transactions contemplated by this Agreement).

2.12 Litigation. Except as disclosed in Section 2.12 of the Disclosure Schedule, there is no Legal Proceeding pending or threatened against or affecting the Company or any of its Subsidiaries, nor is there a Governmental Order of any kind outstanding against the Company or any of its Subsidiaries (or in the process of being issued).

2.13 Material Contracts.

(a) Section 2.13 of the Disclosure Schedule specifically identifies by subsection each Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound that constitutes a Material Contract, and any amendments thereto. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract (i) reasonably deemed necessary to maintaining the ongoing operations and financial position of the Company Group; (ii) under which greater than $750,000 of the Company Group’s costs are paid or revenues received in a twelve (12) month period, or (iii) otherwise considered by the Company Group to be material to the Company Group’s financial condition, profitability, results of operations, or business;

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(ii) any Contract that creates future payment obligations in excess of $750,000 in a twelve (12) month period and that by its terms does not terminate or is not terminable without penalty upon notice of ninety (90) days or less, or any Contract that creates or would create a Lien on any material asset of the Company Group;

(iii) any Sharing Agreements;

(iv) any Big 5 network affiliation Contract or similar Contract;

(v) any Contract relating to cable or satellite transmission or retransmission with MVPDs with more than 10,000 paid subscribers with respect to any Station;

(vi) any partnership, joint venture or other similar Contract;

(vii) any Contract relating to Indebtedness;

(viii) any Contract providing for exclusive dealing or limiting the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area;

(ix) any Contract that is currently effective, or has been entered into in the two (2) years prior to the date hereof, with (i) any Affiliate of it, other than any Contract between or among the Company and any of its Subsidiaries (excluding Point and Compass) or between or among any Subsidiaries (excluding Point and Compass), (ii) any current director, officer, employee, consultant or stockholder of it or any Affiliate of it that has payment obligations in excess of $250,000 (other than employment contracts between current employees and the Company) or material non-monetary obligations, or (iii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a Person identified in clauses (i) or (ii) of this paragraph;

(x) any Contract pursuant to which the Company or any Subsidiary has purchased any real property and which requires future payments in excess of $750,000, or any Contract pursuant to which the Company or any of its Subsidiaries is a lessor or lessee of any real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property that by its terms requires the payment of in excess of $750,000 per annum;

(xi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) since June 30, 2016 that has payment obligations in excess of $1,000,000;

(xii) any Contract providing for a power of attorney on behalf of the Company or any of its Subsidiaries;

(xiii) any Contract with a Governmental Body;

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(xiv) any sales agency, dealer, representative, distributorship or brokerage Contracts, other than such Contracts entered into in the ordinary course of business consistent with past practices;

(xv) any Contract for securities clearing, payment and settlement activities; and

(xvi) any Contract relating to the sharing of expenses or outsourcing of services.

(b) Each Material Contract is a valid, binding and enforceable agreement of the Company or a Subsidiary thereof and, to the Knowledge of the Company, the other counterparty or counterparties thereto, and is in full force and effect. The Company (or its Subsidiary, as applicable) is not, and to the Company’s Knowledge, neither is any other party thereto, in default in any material respect under the terms of any such Material Contract, nor, to the Company’s Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder. Neither the Company (or its Subsidiary, as applicable) nor, to the Company’s Knowledge, any other party has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract. There are no pending or, to the Company’s Knowledge, expected claims or amounts due or payable to, by or for the benefit of the Company with respect to any Material Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise).

2.14 Intellectual Property.

(a) The Company Group is the owner of all right, title and interest in and to each item of Company Intellectual Property and/or has the right to use the Company Intellectual Property in connection with the operation of the Stations as currently conducted.

(b) (i) The use of the Company Intellectual Property in connection with the operation of the Stations as currently conducted does not infringe or otherwise conflict with the Intellectual Property rights of any Person and (ii) no material claim is pending or, to the Knowledge of the Company Group, has been threatened in writing with respect to the use of the Company Intellectual Property in connection with the operation of the Stations as currently conducted.

(c) To the Knowledge of the Company Group, (i) none of the Owned Intellectual Property is being materially infringed, nor (ii) is such Company Intellectual Property being materially used or available for use by any Person other than the Company Group.

2.15 Insurance Coverage. The Company and its Subsidiaries maintain adequate insurance coverage for all reasonably anticipated risks incident to their respective businesses and their respective properties and assets. Section 2.15 of the Disclosure Schedule contains a complete list of all insurance policies (including “self-insurance” programs) currently maintained by the Company and its Subsidiaries (collectively, the “Insurance Policies”). The Insurance Policies are in full force and effect, neither the Company nor any of its Subsidiaries is in default in any respect under any such Insurance Policy, and no claim for coverage under any Insurance Policy, other than contested claims under the Company’s or its Subsidiaries’ workers’ compensation policies or subject to any Company Employee Plans, has been denied during the past two (2) years. Neither the

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Company nor its Subsidiaries has received any written notice of cancellation or intent to cancel with respect to the Insurance Policies. All premiums due and payable under the Insurance Policies have been paid and the Company or a Subsidiary, as the case may be, has complied in all respects with the terms and conditions of all Insurance Policies.

2.16 Compliance with Legal Requirements.

(a) Other than with respect to Legal Requirements and Governmental Orders referenced in Sections 2.11 (Taxes), 2.14 (Intellectual Property), 2.17 (FCC Matters), 2.18 (Employee Benefit Plans), 2.19 (Employees), 2.22 (Environmental Matters) or 2.24 (Data Privacy and Security), which sections shall govern the Company’s representations and warranties as to compliance with the Legal Requirements and Governmental Orders that are the subject matter of such sections, except as set forth in Section 2.16(a) of the Disclosure Schedule, since January 1, 2016, each of the Company and its Subsidiaries:

(i) has been in compliance in all material respects with all Legal Requirements and Governmental Orders applicable to it or its Business or by which any property, asset or the business or operations of the Business is bound or affected;

(ii) has had all permits, licenses, membership privileges, authorizations, consents, approvals, waivers or franchises to be granted by or obtained from any Governmental Body, and has made all filings, applications and registrations with all Governmental Bodies (“Permits”) that are required for the Company and its Subsidiaries to operate the Business and own or lease their respective assets and properties; and all such Permits are valid and in full force and effect.

(b) Neither the Company nor any of its Subsidiaries has received any notification from a Governmental Body (A) asserting that it is not in compliance with any Legal Requirement or Governmental Order, or (B) restricting or disqualifying, or threatening to restrict or disqualify, its activities.

(c) Neither the Company nor any of its Subsidiaries is in violation of any material term or provision or requirement of any Permit, and to the Knowledge of the Company, no Governmental Body has threatened in writing to revoke or suspend or commence Legal Proceedings to revoke or suspend any such material Permit. Except as set forth in Section 2.16(c) of the Disclosure Schedule, no consent of or notice or other filing is required to be given to or made with any Governmental Body under any of the Permits in order to consummate the Transactions or to cause any Permits at the Effective Time to be valid and in full force and effect. To the Knowledge of the Company, no event has occurred or circumstance exists that would (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of, or a failure to comply with, any term or requirement of any Permit, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or material adverse modification to, any Permit.

(d) Since January 1, 2016, the Company and each of its Subsidiaries has timely filed all material forms, reports, registrations, statements, schedules, exemptions and other documents, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Legal Requirements, including U.S. state or federal securities laws, with any applicable Governmental Body (collectively, the “Reports”); as of their respective dates, the Reports complied in all material respects with the applicable Legal Requirements enforced or promulgated by the Governmental Body with which they were filed.

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2.17 FCC Matters.

(a) Section 2.17(a) of the Disclosure Schedule sets forth a true and complete list of all material licenses, permits and other authorizations issued by the FCC with respect to the Stations and the Sharing Stations (the “FCC Licenses”), and the holders thereof, which FCC Licenses constitute all of the FCC Licenses required by the FCC for the operation of the Stations and Sharing Stations as presently operated, in all material respects. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated, and have not expired. Except as set forth on Section 2.17(a) of the Disclosure Schedule, each FCC License (i) has been issued for the full term customarily issued by the FCC for the class of station authorized by such FCC License and (ii) is not subject to any condition outside the ordinary course, except for those conditions appearing on the face of such FCC License and conditions generally applicable to such FCC License.

(b) The Company Group operates and has operated each Station in compliance with the Communications Act of 1934, as amended, and the rules, regulations and written policies of the FCC promulgated pursuant thereto (the “Communications Laws”) and the FCC Licenses in all material respects and have paid or caused to be paid all FCC regulatory fees due in respect to each FCC License related to a Station. To the Knowledge of the Company, with respect to each Sharing Station, each Sharing Station is operated and has been operated in compliance with the Communications Laws and the FCC Licenses in all material respects and has paid or caused to be paid all FCC regulatory fees due in respect to each FCC License related to a Station. The services provided to each Sharing Station by the Company Group have been provided in compliance with the Communications Laws and the FCC Licenses in all material respects. All material registrations and reports required to have been filed with the FCC relating to the FCC Licenses have been filed. Except as set forth on Section 2.17(b) of the Disclosure Schedule, to the Company’s knowledge, there is not pending, nor threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability), nor is there issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the FCC Licenses, the Company Group with respect to the FCC Licenses or any third party with respect to the Sharing Stations, that would reasonably be expected to result in any such action. Except as set forth on Section 2.17(b) of the Disclosure Schedule and other than proceedings affecting television broadcast stations generally, there are no material applications, petitions, proceedings or other material actions or complaints pending (about which the Company has been notified) or, or to the Company’s Knowledge, threatened before the FCC relating to the FCC Licenses. Except as set forth on Section 2.17(b) of the Disclosure Schedule, neither the Company Group nor their respective subsidiaries has, on behalf of any of the Stations, (i) entered into a tolling agreement or otherwise waived any statute of limitations relating to the Stations affecting the time during which the FCC may assess any fine or forfeiture or take any other action or (ii) agreed to any extension of time with respect to any FCC investigation or proceeding. Except as set forth on Section 2.17(b) of the Disclosure Schedule, neither any party to a Sharing Agreement nor their respective subsidiaries has, on behalf of any of the Stations, (i) entered into a tolling agreement or otherwise waived any statute of limitations relating to the Sharing Stations, which tolling agreement or waiver is still in effect, affecting the time during which the FCC may assess any fine or forfeiture or take any other action or (ii) agreed to any extension of time with respect to any FCC investigation or proceeding, which extension remains in effect.

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(c) Except as set forth on Section 2.17(c) of the Disclosure Schedule, no waiver of or exemption from any provision of the Communications Laws in effect as of the date of this Agreement, with respect to the Company, is necessary for the FCC Consent to be obtained. Except as set forth on Section 2.17(c) of the Disclosure Schedule, to the Company’s Knowledge, there are no facts or circumstances relating to the FCC Licenses or the Company Group that would reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent, or (ii) materially delay or impede the receipt of the FCC Consent. To the Company’s Knowledge, there is no fact or circumstance relating to the Company or any Affiliate of the Company that could reasonably be expected to prevent the FCC from granting the FCC Applications.

(d) Except as set forth on Section 2.17(d) of the Disclosure Schedule, the Company Group is not a party to any local marketing agreement, time brokerage agreement, joint sales agreement, shared services agreement, newscast production services agreement or other similar agreement (collectively, a “Sharing Agreement”).

(e) Except as set forth on Section 2.17(e) of the Disclosure Schedule, each Station and Sharing Station that is required to relocate to a different channel as part of the broadcast television repack following the Broadcast Incentive Auction (the “Repack”) has received a construction permit for a new channel (each, a “Repack Permit”), and each Repack Permit is in full force and effect and is not subject to any petition for reconsideration, petition for review or other objection. Except as set forth on Section 2.17(e) of the Disclosure Schedule, to the Company’s Knowledge, there are no facts or circumstances relating to any Repack Permit or the construction and operation of the facilities authorized therein that would reasonably be expected to prevent the Company or the licensee of a Sharing Station from completing construction in accordance in all material respects with the terms of the Repack Permit. Section 2.17(e) of the Disclosure Schedule accurately lists (i) the estimated Repack expenses submitted by the Company for each Station subject to the Repack, (ii) the estimated Repack expenses submitted by the licensee of each Sharing Station subject to the Repack, (iii) the amount of such estimated Repack expenses for the Stations and Sharing Stations approved by the FCC’s TV Broadcaster Relocation Fund Administration (the “FCC-Approved Costs”) and (iv) the amount received, as of the date of this Agreement, by the Company or its Affiliates and the licensee of the Sharing Stations as reimbursement of FCC-Approved Costs. The Company has retained and, to the Company’s Knowledge, the licensee of the Sharing Stations has retained, in accordance with internal operational policies, invoices and other evidence of Repack related expenditures to the extent required to obtain reimbursement (the “Reimbursement Invoices”) and (as permitted by Legal Requirements and after redacting any legally privileged information) the Company shall deliver all Reimbursement Invoices to the Parent at Closing.

2.18 Employee Benefit Plans.

(a) Section 2.18(a) of the Disclosure Schedule sets forth a complete list of each Company Employee Plan. For purposes of this Agreement, “Company Employee Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries, including, without limitation, any “employee

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benefit plan,” as defined in Section 3(3) of ERISA, any executive compensation or incentive plan (including any agreements providing for change in control, retention or transaction-related payments); any bonus or severance plan; any employment or consulting contract (other than solely for the payment of regular salary and wages); any profit sharing, retirement or supplemental retirement plan or agreement, deferred compensation agreement, stock purchase or other equity plan or arrangement; or any other insurance, medical, welfare or fringe benefit plan or arrangement. The Company has no Liability with respect to any plan, program, policy, practice, agreement, or arrangement of the type described in the preceding sentence other than Company Employee Plans. No Company Employee Plan is maintained outside the jurisdiction of the United States or covers any employees or service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

(b) Each Company Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Legal Requirements, in each case in all respects. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against such Company Employee Plan. There is no pending or, to the Knowledge of the Company, threatened proceeding involving any Company Employee Plan before the IRS, the United States Department of Labor or any other Governmental Body.

(c) Each Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination from the IRS or the IRS has issued a favorable opinion or advisory letter with respect to the document utilized for such Company Employee Plan, and no event has occurred or condition exists that could adversely affect the qualification of such Company Employee Plan. Each trust created for the funding of any Company Employee Plan has been determined by the IRS to be exempt from taxation under Section 501(a) of the Code. With respect to any Company Employee Plan, the Company Group has not engaged in a transaction in connection with which the Company Group has reason to believe could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(d) Except as set forth on Section 2.18(d) of the Disclosure Schedule, the Company and its ERISA Affiliates do not maintain or contribute and have never maintained or contributed to or otherwise participated in (i) a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, or a plan that is subject to the requirements of Section 412 or 302 of the Code or Title IV of ERISA; (ii) a “multiemployer plan” as described in Section 3(37) of ERISA or Section 414(f) of the Code; or (iii) a “multiple employer plan” as defined in ERISA or Code Section 413(c), or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. With respect to any Company Employee Plan that is a multiple employer plan subject to Section 413(c) of the Code, no unsatisfied liability (including liabilities owed to the lead employer or sponsor entity of such Company Employee Plan) has been, or is reasonably expected to be, incurred by the Company or any of its Subsidiaries.

(e) With respect to each “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, or a plan that is subject to the requirements of Sections 412 or 302 of the Code or Title IV of ERISA, (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or Section 302 of ERISA (whether or not waived); (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code; (iii) the most recent actuarial report prepared by such plan’s actuary was based upon reasonable actuarial

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assumptions and was accurate in all material respects as of the valuation date of such report, and there has not been a material change in the present value of accrued benefits under such plan or the fair market value of the assets allocable to such accrued benefits since the most recent valuation date; (iv) no reportable event within the meaning of Section 4043(c) of ERISA has occurred; (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (vi) no Liability under Title IV of ERISA related to plan termination has been or is expected to be incurred by the Company or its Affiliates; and (vii) the PBGC has not instituted proceedings to terminate any such plan (nor has any material correspondence been received from a Governmental Body) and, to the Knowledge of the Company, no circumstances exist which could serve as a basis for the institution of such proceedings.

(f) No Company Employee Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA provides (i) for non-terminable or non-alterable benefits for employees, consultants, contractors, dependents or retirees or (ii) any benefits for any Person upon or following retirement or termination of employment, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable law, or under a Company Employee Plan that is a severance benefit plan.

(g) All contributions or other amounts payable by the Company and its Subsidiaries required, under applicable law or in respect of any Company Employee Plan, in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles.

(h) The Company has delivered or made available to Parent with respect to each Company Employee Plan, to the extent applicable, accurate and complete copies of (i) all written documents comprising the terms of such Company Employee Plan (including amendments relating thereto); (ii) the most recent Federal Form 5500 series (including all schedules thereto) filed with respect to each such Company Employee Plan; (iii) the summary plan description currently in effect and all modifications thereto, if any, for each such Company Employee Plan; (iv) the most recent IRS determination or opinion letter; (v) the most recently prepared actuarial report; (vi) all correspondence to or from any Governmental Body received in the last two years; (vii) a written summary of any unwritten Company Employee Plan; (viii) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Company Employee Plan; and (ix) any other documents, forms, or other instruments relating to Company Employee Plans reasonably requested by Parent.

(i) Except as set forth on Section 2.18(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries to any payment or otherwise increase the compensation or benefits payable, including any severance under equity benefits, (ii) accelerate the time of payment or vesting due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Employee Plan, (iv) otherwise give rise to any liability under any Company Employee Plan, (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Employee Plan on or following the Effective Time or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

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(j) Each Company Employee Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in all material respects in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(k) The Company and its Subsidiaries are in compliance with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any similar provisions of state or local law, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No material excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Company Employee Plan. The Company and its Subsidiaries do not have any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Legal Requirements governing health care coverage or benefits that would result in any liability to the Company and its Subsidiaries. The Company has maintained all records necessary to demonstrate its compliance with the ACA and any other similar state or local law.

(l) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Employee Plan or other agreement provides any individual with, the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

2.19 Employees.

(a) Except as described in Section 2.19(a) of the Disclosure Schedule, (i) the Company and its Subsidiaries are in compliance, in all respects, with all Legal Requirements relating to labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, including the federal Worker Adjustment Retraining and Notification Act of 1988 and similar state or local Legal Requirements related to plant closings, relocations, and mass layoffs; (ii) neither the Company nor any of its Subsidiaries has ever been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of the Company and its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has ever experienced any labor problem that interfered or could have interfered in any respect with the business activities of the Company or any of its Subsidiaries and (iv) the Company Group has no written or oral contracts of employment with any Transferred Employees other than oral employment agreements terminable at will without penalty or those entered into in the ordinary course of business and for annual compensation less than $250,000. As of the date hereof, there is no strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Company’s Knowledge, threatened.

(b) Section 2.19(b) of the Disclosure Schedule contains a list of any consultants or independent contractors providing services to the Company Group and a description of any Contracts of the Company Group therewith with payment obligations with compensation in excess of $250,000 other than those that are terminable at will.

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(c) The Company has made available to Parent a true and complete list, as of the date hereof, of all Transferred Employees.

2.20 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company or any of its Subsidiaries from any Governmental Body.

2.21 Interested Party Transactions. Except as set forth on Section 2.21 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder, director or executive officer of the Company or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any of the foregoing, and no such Person has any interest in any material property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of the Company and its Subsidiaries (“Affiliate Agreements”); provided, that no Contract between or among the Company and any of its Subsidiaries (excluding Point and Compass) or between or among any Subsidiaries (excluding Point and Compass) shall be an Affiliate Agreement. On or prior to the Effective Time, all Affiliate Agreements shall have been terminated and of no further force or effect, unless otherwise specially designated on Section 2.21 of the Disclosure Schedule.

2.22 Environmental Matters. Except as set forth on Section 2.22 of the Disclosure Schedule: (i) the Company and its Subsidiaries have complied in all material respects with all Legal Requirements intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”); (ii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has released, handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for the use of such Hazardous Materials in such amounts commonly legally used in connection with the Business in compliance with Environmental Laws; and (iii) the Company has no Knowledge of any environmental investigation, including any study, test or analysis, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the Business has been conducted. To the Company’s Knowledge, the Company has no Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect. As used herein, “Environmental Liabilities” are any claims, demands, or liabilities relating to Environmental Law which (i) arise out of or in any way relate to the operations or activities of the Company Group, or any real property at any time owned, operated or leased by the Company Group, whether contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

2.23 Banker Fees. Other than Stonebridge Capital, LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from Parent, the Company or any of their respective Affiliates upon consummation of the Transactions.

2.24 Data Privacy and Security. Except as set forth on Section 2.24 of the Disclosure Schedule:

(a) The Company’s and each of its Subsidiaries’ past and present collection, use, analysis, disclosure, retention, storage, security, and dissemination of Personal Information complies in all material respects with all applicable Privacy and Security Laws.

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(b) Neither the Company nor any of its Subsidiaries: (i) to the Company’s Knowledge is under investigation by any Governmental Body for a violation of any Privacy and Security Laws; (ii) has received any written notice from any Person or Governmental Body, including the Department of Justice, Federal Trade Commission, or the Attorney General of any state relating to any such violations; and (iii) is subject to any claim or action with respect to the loss, damage or unauthorized access, use, disclosure, modification or other misuse of Personal Information, and neither the Company nor any of its Subsidiaries has received any written threat of any such claim or action.

(c) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company Group.

2.25 Sufficiency of Assets. Immediately following the Effective Time, the Company Group (excluding Compass and Point) will own or have the right to use all of the assets, properties and rights necessary to conduct the Business in all material respects as it is conducted as of immediately prior to the Closing, and no such assets, properties or rights are held by Compass or Point.

2.26 Books and Records and Internal Controls.

(a) The Company Group’s financial books and records have been fully, properly and accurately maintained in all material respects, contain or reflect no material inaccuracies or discrepancies of any kind, and have been maintained in accordance with sound business practices.

(b) The records, systems, controls, data and information of the Company Group are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct or indirect control of the Company Group (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company has devised and maintains a system of internal accounting controls with respect to financial reporting of the Company Group sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied and to maintain proper accountability for items, (iii) access to property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

2.27 Takeover Laws; Takeover Provisions. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and each of this Agreement and the transactions contemplated hereby is exempt from, (1) Takeover Laws, and (2) Takeover Provisions.

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SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the limitations contained in this Agreement, the Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 3 are true and correct, except as expressly set forth on the Parent Disclosure Schedule attached hereto (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in numbered sections corresponding to the sections contained in this Section 3 and any information disclosed therein under any section of the Parent Disclosure Schedule shall be deemed disclosed and incorporated into any other section of the Parent Disclosure Schedule to the extent that it is reasonably apparent from its face to be applicable to such other representations and warranties.

3.1 Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent’s stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

3.3 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Transaction Documents to which Parent or Merger Sub is a party require no action by or in respect of, or filing with, any Governmental Body, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) the FCC Consent; (c) compliance with any applicable requirements of the HSR Act; (d) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws; and (e) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Parent to perform its obligations under this Agreement or to timely consummate the Transactions.

3.4 Non-Contravention. Subject to filing the Parent Charter Amendment prior to Closing, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the respective organizational documents of Parent and Merger Sub, (b) contravene, conflict with or result in a violation or breach of any provision of any Legal Requirement, or (c) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, any provision of any Contract or other instrument binding upon Parent or Merger Sub or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or Merger Sub; except, in each case as set forth in clauses (b) through (c), where the violation, conflict, or default, or failure to obtain a consent would not, in each such case, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

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3.5 Banker Fees. Other than Wells Fargo, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from any Effective Time Holder (or, if the Closing does not occur, the Company) upon consummation of the Transactions.

3.6 Financing.

(a) Parent has delivered to the Company complete and correct copies of a fully executed commitment letter from Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (the “Commitment Letter”) and one or more fully executed fee letters among Parent and Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (with only fee amounts, economic terms (including pricing flex), other sensitive numbers and syndication levels redacted) (collectively, the “Fee Letter”), pursuant to which Wells Fargo Bank, National Association has committed, upon the terms and subject only to the conditions set forth therein, to provide the debt financing in the amounts described therein in connection with the transactions contemplated by this Agreement. The financing contemplated pursuant to the Commitment Letter collectively is hereinafter referred to as the “Financing.”

(b) As of the date hereof, the Commitment Letter is in full force and effect and is the valid (assuming due authorization, execution and delivery by the other parties thereto) and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Legal Requirements relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses; and no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or default by Parent thereunder. As of the date hereof, to the Knowledge of Parent, the commitment contained in the Commitment Letter has not been withdrawn or rescinded in any respect (and no party thereto has indicated an intent to so withdraw or rescind) or otherwise amended or modified in any respect. All commitment fees required to be paid under the Commitment Letter have been paid in full or, if not yet due, will be duly paid in full when due. The consummation of the Financing is subject to no conditions precedent other than those set forth in the Commitment Letter and the unredacted portions of the Fee Letter delivered to the Company (or as set forth in any such documents as amended, or in documents replacing such documents, in each case after the date hereof and not in violation of the provisions hereof). Assuming the accuracy of the Company’s representations and warranties in this Agreement and the performance by the Company of its obligations hereunder, the satisfaction of the conditions set forth in Sections 6.1 and 6.2 and the completion of the Marketing Period, (i) as of the date of this Agreement, Parent does not have reason to believe that any of the conditions to the Financing that are in the Parent’s control will not be satisfied or the Financing will not be consummated as contemplated by the Commitment Letter and (ii) the aggregate proceeds of the Financing available on the Closing Date, together with cash on hand, will be sufficient if funded in accordance with the Commitment Letter to enable Parent to pay or cause to be paid in cash all amounts required to be paid by it in cash at Closing in connection with the transactions contemplated by this Agreement, including the Cash Merger Consideration and all payments, fees and expenses (each due and payable on the Closing Date) of Parent related to or arising out of the transactions contemplated by this Agreement (assuming that all rights to flex the terms of the Financing are exercised to their maximum extent).

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3.7 FCC Qualifications. Subject to the Regulatory Divestitures, (i) Parent is legally, technically, financially and otherwise qualified under the Communications Laws as in effect on the date hereof to acquire control of, and to own and operate, the Stations and (ii) to Parent’s knowledge, there are no facts or circumstances pertaining to Parent or any Affiliate of Parent which, under the Communications Laws, would (x) reasonably be expected to result in the FCC’s refusal to grant the FCC Consent or (y) materially delay obtaining the FCC Consent. Other than as contemplated by the FCC Consent and subject to the Regulatory Divestitures, no waiver of, or exemption from, any provision of the Communications Laws is necessary to obtain the FCC Consent. To the Knowledge of Parent, there is no fact or circumstance relating to the Parent or any Affiliate of the Parent that could reasonably be expected to prevent the FCC from granting the FCC Applications.

3.8 No Parent Vote Required. No vote or other action of the stockholders of Parent is required by applicable Legal Requirements, the NYSE rules or requirements, the restated articles of incorporation, as amended, or bylaws of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

3.9 SEC Reports and Financial Statements.

From December 31, 2016, Parent has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act prior to the date hereof (such forms, documents and reports the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Documents (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto including, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act and absence of all notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to the absence of footnotes and year-end adjustments).

3.10 Parent Stock. The issuance, sale and delivery of the shares of Parent Stock issuable pursuant to Section 1.10 have been duly authorized by all necessary corporate action on the part of Parent and all such shares have been duly reserved for issuance. The shares of Parent Stock, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call

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option, right of first refusal, preemptive right, subscription right or any similar right. Assuming the accuracy and completeness of representations made by all of the Common Holders and Company Warrantholders in their Investor Questionnaires, the offer, issuance, sale and delivery of the shares of Parent Stock pursuant to the terms of this Agreement are and will be in compliance with all applicable state and federal securities Legal Requirements, exempt from the registration requirements of the Securities Act and exempt from all applicable state securities law registration and qualification requirements.

3.11 Solvency. Assuming (a) the conditions to the obligations of Parent and Merger Sub to consummate the Transactions have been satisfied or waived, (b) the representations and warranties set forth in Article 2 are true and correct in all material respects, and (c) the financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then at and immediately following the Effective Time and after giving effect to the Transactions, including the Financing, immediately after giving effect to the Transactions, each of Parent and its Subsidiaries, including the Surviving Corporation, shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Parent and its Subsidiaries, including the Surviving Corporation. In connection with the Transactions, neither Parent nor any of its Subsidiaries has incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

3.12 Litigation. Except as disclosed in the Parent SEC Documents, there is no Legal Proceeding pending (or to Parent’s Knowledge, threatened) against or affecting Parent or any of its Subsidiaries that would be reasonably expected to have a Parent Material Adverse Effect. There is no Governmental Order of any kind outstanding against Parent or any of its Subsidiaries that would materially impair the ability of Parent to timely consummate the Transactions.

3.13 Independent Investigation. Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Parent has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 2 of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Company, any of the Company’s Subsidiaries or any other Person has made any representation or warranty as to the Company, any Company’s Subsidiary or this Agreement, except as expressly set forth in Section 2 of this Agreement (including the related portions of the Disclosure Schedules).

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SECTION 4. PRE-CLOSING COVENANTS

4.1 Access and Investigation; Repack.

(a) During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), upon reasonable notice, the Company shall provide to Parent and its authorized Representatives reasonable access during normal business hours to the offices, Records, Tax Returns, Contracts, commitments, facilities and accountants of the Company Group, and shall furnish and make available to Parent and its authorized Representatives all such documents and copies of documents (at Parent’s expense) and all such additional financial and operating data and other information pertaining to the affairs of the Company Group as Parent and its authorized Representatives may reasonably request; provided, however, that (a) the activities of Parent and its Representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of the Company Group and (b) in no event shall the Company be required to furnish Parent or its Representatives with any documents or information that (i) the Company Group is required by Legal Requirement, Governmental Order or Contract to keep confidential or (ii) that would reasonably be expected to jeopardize the status of such document or information as privileged, work product or as a trade secret. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the immediately preceding proviso apply. Notwithstanding the foregoing, prior to the Closing Date, without the prior written consent of the Company (which may not be unreasonably withheld, conditioned or delayed), neither Parent nor its Representatives shall contact any suppliers or licensors to or customers or outside directors of, the Company or its Subsidiaries in connection with or pertaining to any subject matter of this Agreement. Parent will coordinate with the Company in communicating with Company employees.

(b) As soon as reasonably practicable after they become available, but in no event more than fifteen (15) days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Parent (A) final monthly general ledger reports for the Company Group, and (B) entity-only financial statements (including balance sheets and statements of operations) for the Company and its Subsidiaries of and for such month then ended, in each case prepared on the same basis as and in a manner consistent with the Company Financial Statements (collectively, the “Monthly Statements”). The Company shall notify Parent in writing of any financial fraud or deficiencies in financial controls of which the Company becomes aware after the date of this Agreement, but before the Effective Time, within two (2) Business Days of becoming aware of such fraud or deficiencies.

(c) During the Pre-Closing Period, the Parent and Company shall reasonably cooperate in connection with the implementation of any modifications or amendments to (i) the FCC Licenses that are contingent on Closing or that are required by the FCC, (ii) the Stations or (iii) the Sharing Stations necessitated by the Repack, including taking such actions as may be reasonably requested by the Parent in connection therewith and/or as may be reasonably required to comply with any FCC order in connection therewith.

4.2 Operation of Business of Company Prior to Closing.

(a) Except as otherwise expressly permitted or required by this Agreement or as set forth on Section 4.2 of the Disclosure Schedule, during the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall do any of the following except as consented to in writing by Parent, which consent shall not be unreasonably withheld or delayed,

(i) issue or grant any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of the Company or any of its Subsidiaries;

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provided, however, that upon the exercise of a Company Option (A) the Company timely pays in cash all Taxes required to be withheld and paid in connection with such exercise or conversion, (B) the amount of such Taxes is contributed to the Company in cash by the Person exercising such Company Option, (C) for the purpose of determining the amount of such Taxes, the fair market value of the Company Common Stock received pursuant to such exercise shall be deemed to be equal to the maximum aggregate consideration payable with respect to such Company Common Stock pursuant to this Agreement, and (D) the Company promptly notifies Parent of such exercise;

(ii) conduct its business other than in the ordinary and usual course consistent with past practice in the fiscal year 2018, in accordance with the budget for the 2018 fiscal year (“2018 Budget”), and, in the fiscal year 2019, in accordance with a budget to be reasonably approved by Parent (the “2019 Budget” and together with the 2018 Budget, the “Budget”) or fail to use commercially reasonable efforts to preserve its business organizations and assets and maintain its rights and authorizations and its existing relations with regulators, customers, suppliers, licensors, licensees, employees, consultants and business associates;

(iii) other than dividends and other distributions by a direct or indirect Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company, (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any equity securities, (B) directly or indirectly adjust, split, reverse split, combine, redeem, reclassify, purchase or otherwise acquire, any equity securities, (C) make any other payment to any Effective Time Holder or any of their Affiliates, or (D) make any payment of any Indebtedness;

(iv) amend the organizational documents of the Company or any of its Subsidiaries;

(v) except as required pursuant to the terms of any Company Employee Plan in effect as of the date hereof, or as otherwise required by applicable law, (i) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee, director or consultant of the Company or any of its Subsidiaries, except for, with respect to employees who are not officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 5% individually or 3% in the aggregate; (ii) grant any bonus to any employee, director or consultant of the Company or any of the Company’s Subsidiaries or grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Employee Plan; (iii) become a party to, enter into, establish, amend or terminate any retention, deferred compensation, bonus or other incentive compensation, profit sharing, stock option, stock appreciation right, restricted stock, stock equivalent, stock purchase, pension, retirement, medical, hospitalization, life or other insurance or other Company Employee Plan or any arrangement that would have been a Company Employee Plan had it been entered into prior to this Agreement; (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Employee Plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (vi) forgive any loans or issue any loans; (vii) hire any employee or engage any independent contractor (who is a natural Person) with an annual salary or wage rate or consulting fees in excess of $250,000; or (viii) terminate the employment of any executive officer other than for cause;

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(vi) subject any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries to any Lien other than Permitted Liens;

(vii) sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Company or any of its Subsidiaries with a value in excess of $250,000 except for any properties or assets that have become obsolete or unfit for use or which are no longer useful in the Business;

(viii) (i) acquire any properties or assets except in the ordinary course of business consistent with past practice in accordance with the Budget that do not exceed $1,500,000 in the aggregate, or (ii) enter into commitments for capital expenditures of the Company or any of its Subsidiaries except for expenditures made in the ordinary course of business consistent with past practice in accordance with the Budget or that do not exceed $500,000 in any individual case or $1,500,000 in the aggregate;

(ix) enter into any Contract which restricts the ability of the Company or any of its Affiliates to compete with, or conduct, any business or line of business in any geographic area;

(x) make or change any Tax election, adopt or change any accounting method in respect of Taxes, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement (in each case, other than Ordinary Commercial Agreements), enter into any closing agreement or Tax ruling, settle or compromise any Tax claim (including a claim for refund) or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xi) settle or compromise any material Legal Proceeding;

(xii) (1) incur any Indebtedness; (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person; or (3) cancel, release, assign or modify any amount of Indebtedness of any other Person;

(xiii) enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract (including various combinations thereof);

(xiv) merge or consolidate the Company or any of its Subsidiaries with any Person, or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(xv) commence any proceeding or file any petition in any court relating to the bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors, in any case, in respect of the Company or any of its Subsidiaries;

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(xvi) amend, modify, waive or terminate, in each case, in any material respect, any material right under any existing Material Contract, except renewals of existing Material Contracts on terms that are, in the aggregate, at least as favorable to the Company or relevant Subsidiary as the terms thereof on the date of this Agreement or enter into any new Contract that would have been a Material Contract if executed prior to the date hereof; provided, however, that the Company Group shall be entitled, in the ordinary course of business, to renew or enter into new Contracts (other than affiliation agreements, Sharing Agreements, retransmission agreements or Contracts that relate to any joint venture, any non-compete obligation or any significant non-monetary obligation) that (A) involve amounts not in excess of $250,000 individually and do not have terms greater than one year or (B) can be terminated by the applicable Company Group without penalty at the Company Group’s discretion upon not more than ninety (90) calendar days’ notice;

(xvii) take any action that would invalidate or cause the cancellation of any current insurance coverage or fail to maintain current insurance coverage or suitable renewals thereof providing coverage substantially the same as any expiring policy;

(xviii) except as consistent with past practice, (i) abandon, disclaim, dedicate to the public, sell, assign or otherwise dispose of, or grant any security interest in or to any material Owned Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees, to maintain and protect the Company’s and its Subsidiaries’ interests in the Owned Intellectual Property, (ii) grant to any Person any license, or enter into any covenant not to sue, with respect to any material Company Intellectual Property, except in the ordinary course of business consistent with past practice, (iii) disclose or allow to be disclosed any Trade Secret or any other confidential information of the Company or any of its Subsidiaries to any Person, other than employees and independent contractors of the Company or any of its Subsidiaries that are subject to a written, valid and enforceable confidentiality or non-disclosure agreement protecting against further disclosure thereof, or (iv) fail to notify Parent promptly of any infringement, misappropriation or other violation of any material Owned Intellectual Property of which the Company becomes aware;

(xix) (A) terminate or surrender for cancellation any material FCC License or (B) apply to the FCC to modify in any material respect, suspend or abrogate any material FCC License; or

(xx) agree or commit to do any of the foregoing.

(b) Except as otherwise expressly permitted or required by this Agreement or as set forth on Section 4.2 of the Disclosure Schedule, from the date hereof through the Closing, subject to, and except as modified by, the Company’s compliance with the other provisions of this Agreement, including the covenants in Section 4.2(a) and the other covenants in this Section 4.2(b), or except as consented to in writing by Parent, which consent shall not be unreasonably withheld or delayed, the Company shall and shall cause the other members of the Company Group to:

(i) operate the Company Group in the ordinary course of business consistent with past practice in accordance with the Budget;

(ii) use commercially reasonable efforts to preserve the goodwill and business of the customers, advertisers, employees, suppliers and others having business relations with the Company Group and collect trade accounts and other receivables in the ordinary course of business consistent with past practice in accordance with the Budget;

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(iii) make expenditures, including capital expenditures and promotional expenditures, substantially in accordance with the Budget (as regards amounts and timing) of the Company Group provided to Parent prior to the date hereof and deliver to Parent a copy of the Company Group’s monthly capital expenditures reports with the corresponding Monthly Statements delivered pursuant to Section 4.1(b);

(iv) maintain all material casualty, liability (primary, umbrella and excess) and property insurance relating to the business of the Company Group as in effect on the date of this Agreement in the ordinary course of business consistent with past practice;

(v) operate each of the Stations in compliance in all material respects with all Legal Requirements, including the FCC Licenses, the Communications Act and the rules, regulations and published policies of the FCC, and file and prosecute any FCC applications in the ordinary course of business consistent with past practice and as required by applicable Legal Requirements;

(vi) subject to Section 4.8, make any required material regulatory filings, including all filings with the FCC, in a timely manner and in compliance in all material respects with all applicable Legal Requirements;

(vii) make all necessary income and other material Tax Return filings, including estimated Tax payments and extensions, and make all payments and deposits related to Taxes, each in a timely manner and in compliance in all material respects with all applicable Legal Requirements;

(viii) maintain to the extent within the control of the Company the material assets of the Company used or held in use in connection with the Business in good operating condition (ordinary wear and tear excepted);

(ix) (A) except where subject to a good faith dispute, pay all accounts payable in the ordinary course of business consistent with past practice in accordance with the Budget; (B) except where subject to a good faith dispute, pay all film and programming license fees due and payable at or prior to the Effective Time; and (C) maintain, without material change and consistent with its past practices, all of its currently documented cash management policies and procedures; and

(x) promptly notify Parent of (A) the occurrence of any circumstance, event or action by any member of the Company Group or otherwise, the existence, occurrence or taking, as applicable, of which would result in any of the representations and warranties of the Company in this Agreement (i) if specifically qualified by materiality or Company Material Adverse Effect, not being true and complete as so qualified, and (ii) if not qualified by materiality or Company Material Adverse Effect, not being true and correct in all material respects, in each case when made or as of the Closing; (B) any failure, in any material respect, of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it prior to the Closing; (C) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (D) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; (E) any material adverse change to the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or earnings of the Company

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Group, including, without limitation, any material action, lawsuit or legal proceeding, or (F) any written notice or other written communication, including any written threat, filing, service or institution of any action brought by any Person, related to, and adverse to the consummation of, this Agreement or the other transactions contemplated hereby.

Notwithstanding the foregoing, nothing in this Section 4.2 shall prohibit the Company or any of its Subsidiaries from taking any action or omitting to take any action as expressly required by this Agreement, as required by Legal Requirement or otherwise approved in writing by Parent, which approval shall not be unreasonably withheld or delayed.

4.3 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, nor shall it authorize or instruct any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to (i) solicit, initiate or knowingly encourage the submission of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction by any Person or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or is reasonably expected to lead to, any proposal or offer relating to a possible Acquisition Transaction by any Person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of, and with the authorization of, the Company, shall be deemed to be a breach of this Section 4.3(a) by the Company.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner materially adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend any proposal or offer relating to a possible Acquisition Transaction by any Person or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Transaction.

(c) In addition to the obligations of the Company set forth in Section 4.3(a) and Section 4.3(b), the Company promptly (and in all events within 24 hours) shall advise Parent orally and in writing of any request to the Company for nonpublic information that the Company reasonably believes is likely to lead to a possible Acquisition Transaction or of any proposal or offer relating to a possible Acquisition Transaction submitted to the Company, or any inquiry directed to the Company with respect to or which the Company reasonably believes is likely to lead to any proposal or offer relating to a possible Acquisition Transaction and the (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request.

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4.4 Efforts to Consummate.

(a) Subject to Section 4.8, each of the parties hereto (other than the Stockholders’ Representative) shall use its reasonable best efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other parties hereunder and to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, but subject to Section 4.8, each party to this Agreement (other than the Stockholders’ Representative): (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Transactions; and (b) shall use reasonable best efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Transactions. In addition, each of the Company, Parent and Merger Sub shall use their reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Transactions. Nothing in this Agreement shall be construed as an attempt or an agreement by the Company or any of its Subsidiaries to assign or cause the assignment of any Contract or Permit which is by Legal Requirement non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given.

(b) Prior to the Closing Date, the Company shall use commercially reasonable efforts to obtain written consents to the change of control provisions in and/or the assignment of, and to provide the notices required under the change of control provisions in (or obtain written waivers thereto), the Contracts in Section 4.4 of the Disclosure Schedule, and in each case shall provide evidence of the same to Parent.

(c) Notwithstanding any other provision hereof, no party to this Agreement (other than the Stockholders’ Representative) will knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Section 6 not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Legal Requirements.

4.5 Company Stockholder Approval.

(a) Stockholder Written Consent. Immediately following the execution of this Agreement (and in any event within one (1) day), the Company shall deliver to Parent a copy of the Stockholder Written Consent. In addition, promptly following the execution of this Agreement the Company shall use commercially reasonable efforts to obtain the approval of any Company Stockholder who has not approved this Agreement.

(b) Notice to Stockholders and Dissenters’ Rights. To the extent required by the DGCL, the Company shall promptly deliver to any stockholder of the Company who has not approved this Agreement a notice, in accordance with the DGCL, advising the holders of Company Stock of the approval of this Agreement by written consent in accordance with the DGCL and advising them that they may be entitled to assert appraisal rights under Delaware law (the “Stockholder Dissent Notice”), and include in such Stockholder Dissent Notice all disclosure information reasonably required by applicable Legal Requirements, including a disclosure and information statement (the “Disclosure and Information Statement”). The Company shall have taken all action reasonably necessary prior to Closing to prepare the Stockholder Dissent Notice, which shall comply with the requirements of Section 262 of the DGCL. A Company Stockholder shall be permitted to distribute the Disclosure and Information Statement and any related materials to any of its equity holders in connection with approving this Agreement.

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(c) Form of Disclosure and Information Statement. The Disclosure and Information Statement transmitted to the Company Stockholders in connection with the approval of this Agreement and the Merger shall be in form and substance reasonably satisfactory to Parent and Merger Sub and their counsel and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein.

4.6 Execution of Additional Documents. Prior to Closing, from time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the Transactions.

4.7 Publicity. No public release or announcement concerning the Transactions shall be issued by any party hereto or such party’s Affiliates or Representatives without the prior consent of the other parties hereto, except as follows: (a) the Company may make such disclosure to its owners and employees as it deems necessary or desirable; and (b) any release or announcement required by applicable Legal Requirements, provided the party required to make the release or announcement allows the other party reasonable time to comment on such release or announcement in advance of such issuance. The foregoing restrictions in the Section 4.7 shall not apply to: (x) any disclosure contained in Parent’s periodic or other reports filed with the SEC; (y) any statements or disclosures by Parent on an earnings call or in similar discussions with financial media, analysts, stockholders or other members of the investment community; and (z) any public statement by Parent or the Company in response to questions from customers or vendors, or internal announcements to employees, so long as such statements are consistent with prior public disclosures made in accordance with this Section 4.7 or approved by the other parties hereto.

4.8 HSR Act Filing and Compliance with Antitrust Laws; FCC Consent.

(a) Subject to the terms and conditions provided herein and in Schedule 4.8, the parties shall (i) use reasonable best efforts, in consultation with each other, to obtain any required consents, approvals, waivers and authorizations of, actions or nonactions by, and make all required filings and submissions with, any Governmental Body or any third party required in connection with the consummation of the transactions contemplated by this Agreement; (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Closing with, and which material consents, approvals, licenses, permits, notices or authorizations are required to be obtained prior to the Closing from, Governmental Bodies or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all filings and timely seeking all consents, approvals, Permits, notices or authorizations; (iii) use reasonable best efforts to cause the conditions to the Merger set forth in Section 6 to be satisfied; (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable; and (v) without limiting the foregoing, comply with their respective obligations under Schedule 4.8.

(b) The Company and Parent shall jointly coordinate (i) the scheduling of, and strategic planning for, any meeting with any Governmental Body in connection with the HSR Act and Communications Laws, (ii) the making of any filings, including the initial filings under the HSR Act and the FCC Applications, (iii) the process for the receipt of any necessary approvals and (iv) the

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resolution of any investigation or other inquiry of any such Governmental Body. Without limiting the foregoing sentence, except as prohibited by applicable Legal Requirement, each of the Company and Parent shall, (A) to the extent reasonably practicable, consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act and the Communications Laws in discussions with or filings to be submitted to any Governmental Body, (B) to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Body with respect to filings under the HSR Act and Communications Laws, and (C) to the extent reasonably practicable, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Body relating to this Agreement or the transactions contemplated hereby under the HSR Act and Communications Laws.

(c) Unless prohibited by applicable Legal Requirement or by the applicable Governmental Body, each of the Company and Parent shall (i) not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Body in respect of the Merger without providing the other a reasonable opportunity to participate, (ii) give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one party is prohibited by applicable Legal Requirement or by the applicable Governmental Body from participating or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised of any material developments with respect thereto.

(d) Subject to the terms of Schedule 4.8, if any objections are raised or asserted by a Governmental Body with respect to the Transactions under any Legal Requirement, if any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Body, or if Regulatory Action is taken or imposed by the Federal Trade Commission, the Division or any other applicable Governmental Body, that, in the case of each of the foregoing, challenge the Transactions as being in violation of any applicable Legal Requirement or would otherwise prevent or materially impede or delay the consummation of the Transactions, Parent, Merger Sub and the Company will use their reasonable best efforts to resolve any such objections or Legal Proceedings or satisfy such Regulatory Action so as to permit consummation of the Transactions as soon as reasonably practicable. Parent, Merger Sub and the Company expressly agree that, if necessary to obtain approval of the Transactions under the HSR Act, Parent, Merger Sub and the Company will contest and resist any such Legal Proceeding or Regulatory Action and seek to have vacated, lifted, reversed or overturned any Governmental Order or Regulatory Action that is in effect that prohibits, prevents or restricts the consummation of the Transactions. Notwithstanding anything herein to the contrary, nothing set forth in this Section 4.8 or Schedule 4.8 shall (i) require, or be construed to require, Merger Sub, the Company or Parent or any of their respective Subsidiaries to take, or agree to take, any Regulatory Action or make any Regulatory Divestiture unless the Regulatory Action or the Regulatory Divestiture shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby or (ii) require, or be construed to require, Merger Sub, the Company, Parent or any of their respective Subsidiaries to take, or agree to take, any Regulatory Action other than the Regulatory Divestitures set forth on Schedule 4.8 or as otherwise set forth on Schedule 4.8.

(e) For purposes of Section 4.8(d), “Regulatory Action” means any obligation, condition or other requirement imposed by a Governmental Body in connection with this Agreement or the transactions contemplated hereby.

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(f) Without limiting the generality of Section 4.8(a), but subject to Section 4.8(d):

(i) Within ten (10) Business Days of the date of this Agreement, Parent and the Company shall jointly file an application or applications with the FCC requesting the grant of its consent (the “FCC Consent”) to the transfer of control of the Company to Parent and the continuation of existing satellite waivers of the Company (collectively, the “FCC Application”). The Company and Parent shall use reasonable best efforts to obtain the FCC Consent as promptly as practicable. The Company and Parent shall each pay 50% of the FCC filing fees relating to the transactions contemplated hereby required by the Communications Laws to be paid by the Company, Parent or any of their respective Subsidiaries, irrespective of whether the transactions contemplated by this Agreement are consummated.

(ii) As promptly as practicable following the date of this Agreement, the Company and Parent shall, and/or shall cause their respective ultimate parent entities to file Notification and Report Forms with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act, with respect to the transactions contemplated hereby, and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. The Company and Parent shall each pay 50% of the filing fees payable under the HSR Act by Merger Sub, the Company, and Parent relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated. Neither Company nor Parent shall agree to (i) extend any waiting period under the HSR Act or (ii) enter into any agreement with the Federal Trade Commission or United States Department of Justice to delay or not consummate the Transactions, except, in each case, with the prior written consent of the other party, not to be unreasonably withheld with respect to any extension or agreement to delay.

(iii) The Company and Parent acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any application for renewal of any FCC License with respect to any Station and thereby to facilitate the grant of the FCC Consent with respect to such Station, each of the Company, Parent and their applicable Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Station in connection with (i) any pending complaints that such Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Station with respect to which the FCC may permit the Company or Parent (or any of their respective Subsidiaries) to enter into a tolling agreement.

(iv) If the Closing shall not have occurred for any reason within the original effective periods of the FCC Consent, and neither party shall have terminated this Agreement pursuant to the terms hereof, the Company and Parent shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the transactions hereunder. Upon receipt of the FCC Consent, Parent and the Company shall use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the transactions hereunder. No extension of the FCC Consent shall limit the right of the Company and Parent to terminate this Agreement pursuant to the terms hereof.

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4.9 Financing Commitment.

(a) Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions set forth in the Commitment Letter (including, as necessary, any “flex” provisions of the Fee Letter), including by using its reasonable best efforts to (i) maintain in effect the Commitment Letter and negotiate a definitive agreement (the “Financing Agreement”) with respect to the Commitment Letter on the terms and conditions set forth in the Commitment Letter, (ii) subject to compliance by the Company with its covenants and agreements hereunder, cause Merger Sub’s compliance with all covenants and agreements of Merger Sub set forth in the Commitment Letter and the Financing Agreement, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions applicable to Merger Sub set forth in the Commitment Letter and the Financing Agreement that are within its control (provided, that Parent’s obligations to cause the satisfaction of the conditions set forth herein shall be governed solely by the terms of this Agreement), (iv) assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.2, the completion of the Marketing Period and the satisfaction of the other conditions set forth in the Commitment Letter, consummate the Financing on the terms set forth in the Commitment Letter at the Closing and (v) upon the satisfaction of the conditions set forth in Sections 6.1 and 6.2, the completion of the Marketing Period and the satisfaction of the other conditions set forth in the Commitment Letter, fully enforce its rights; provided, that, Parent may amend or amend and restate the Commitment Letter and/or Fee Letter or enter into additional commitment documents with the Financing Sources under the Commitment Letter so long as such amendment or amendment and restatement does not reduce the amount under the Commitment Letter or add any conditionality to the terms and conditions of the Commitment Letter.

(b) Parent shall keep the Company reasonably informed concerning material developments relating to the Financing and shall give the Company prompt notice of any material adverse change with respect to the Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly if at any time prior to the Closing Date (i) the Commitment Letter expires or is terminated for any reason, (ii) any Financing Source refuses in writing to provide the portion of the Financing contemplated by the Commitment Letter on the terms set forth therein or (iii) Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing on or prior to the Outside Date on the terms and conditions of the Commitment Letter with respect to such Financing Source after giving effect to any applicable “flex” provisions of the Fee Letter (other than as a result of the failure of the conditions set forth in Sections 6.1 and 6.2 to be satisfied or the Marketing Period to be completed); provided that in no event shall Parent be required to disclose any information the disclosure of which in the reasonable good faith opinion of legal counsel to the Parent, is prohibited by applicable law or court order or that is subject to attorney-client or similar privilege if Parent shall have used its commercially reasonable efforts to disclose such information in a way that would not waive such privilege.

(c) If all or any portion of the Financing becomes unavailable on the terms (including any “market flex” terms) and conditions contemplated in the Commitment Letter or the Financing Agreement (other than a breach by the Company of this Agreement which prevents or renders impracticable the consummation of the Financing), Parent shall use its reasonable best efforts to arrange to promptly obtain such Financing from alternative sources on terms and conditions no less favorable in the aggregate to Merger Sub than the terms and conditions in the Commitment Letter (including any “market flex” provisions in the Fee Letter) and in an amount sufficient, when added to the portion of the Financing that is otherwise available, to pay in cash all amounts required to be paid by it in cash in connection with the transactions contemplated by this Agreement, including the amounts to be paid pursuant to Section 1.8(c) and all payments, fees and expenses of Parent related to or arising out of the transactions contemplated by this Agreement (an “Alternative Financing”) and to obtain one or more new financing commitment letters (each, an “Alternative Commitment Letter”) and one or more new definitive agreements (each, an “Alternative Financing

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Agreement”) providing therefor. In such event, the term “Financing” as used in this Agreement shall be deemed to include any Alternative Financing, the term “Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Commitment Letter, the term “Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Financing Agreement, and the term “Financing Sources” as used in this Agreement shall be deemed to include the lending institution(s) under any Alternative Commitment Letter or Alternative Financing Agreement. Parent will furnish correct and complete copies of any Alternative Commitment Letter or Alternative Financing Agreement to the Company promptly upon its execution.

(d) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide to Parent all timely cooperation reasonably requested by Parent in causing the conditions and covenants related to any Financing to be satisfied and such cooperation as is otherwise reasonably requested by Parent in connection with obtaining any Financing in accordance with its terms, including cooperation that consists of:

(i) (A) furnishing Parent and any Financing Sources as promptly as practicable with the Required Information, (B) furnishing Parent and any Financing Sources with such projected financial information of the Company Group reasonably requested by Parent prior to the commencement of the Marketing Period in connection with any Financing and such other financial information regarding the Company Group specifically required by Section 8 of Annex B of the Commitment Letter, (C) furnishing Parent and any Financing Sources with all financial information regarding the Company or any of its Subsidiaries necessary for the Parent to prepare (x) pro forma balance sheets and related notes as of the most recently completed interim period ended at least forty five (45) days before the Closing Date (or ninety (90) days in case such period includes the end of the Company’s fiscal year), (y) pro forma income statements and related notes for the most recently completed fiscal year, for the most recently completed interim period and for the twenty-four (24) month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least forty-five (45) days before the Closing Date (or ninety (90) days in case such period includes the end of the Company’s fiscal year) and (z) any other pro forma financial statements, and for any periods, that would be required in accordance with Article 11 of Regulation S-X under the Securities Act, including, without limitation, explanatory footnotes of the type set forth in such article, and (iv) all other financial statements and other financial data and information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act to be included in a registration statement filed with the SEC by the Parent that shall be sufficiently current on any day during the Marketing Period (including after giving effect to the proviso to the definition thereof) to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements and other financial data and information to be declared effective by the SEC on the last day of the Marketing Period, or as otherwise necessary to receive from the Company’s and the Parent’s independent accountants customary “comfort” (including “negative assurance” comfort) and, in the case of the annual financial statements, the auditors’ reports thereon, together with drafts of customary comfort letters that the Company’s independent accountants are prepared to deliver upon the “pricing” and closing of any offering of securities as part of the Financing and (D) assisting Parent in the preparation by Parent of customary rating agency presentations, lender presentations, bank offering memoranda, syndication memoranda, private offering memoranda, registration statement, prospectus and other marketing materials or memoranda, including pro forma financial statements, in each case, in connection with any Financing, filing or other regulatory or other disclosure requirement of Parent (the “Offering Materials”);

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(ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, any Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with any Financing;

(iii) executing and delivering authorization and representation letters (including representations with respect to material non-public information) to any Financing Sources authorizing the distribution of information to prospective lenders or investors;

(iv) facilitating the execution and delivery on the Closing Date of any securities purchase agreement, credit agreement, indenture, note, guarantee, pledge and security document, supplemental indenture, currency or interest rate hedging arrangement, other definitive financing document, representation letter to auditors and other certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by Parent or any Financing Sources or their respective counsel (including consents of accountants for use of their reports in any materials relating to any Financing or any filings by the Parent with the SEC) and otherwise reasonably facilitating the pledging of collateral; provided neither the Company nor any of its Subsidiaries or their officers and employees shall be required to execute any document in connection with this Section 4.9(d)(iv) that would be effective at any time before the time immediately prior to the Closing or that is not conditioned upon the occurrence of the Closing (other than any representation letters to auditors, which shall be delivered prior to the pricing of any bonds or securities being offered in any Financing);

(v) cooperating with Parent and Parent’s efforts to obtain customary and reasonable corporate and facilities ratings, consents, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its Representatives to all Real Property) as reasonably requested by any Financing Sources;

(vi) obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Company Debt;

(vii) at least five (5) Business Days prior to the Closing Date, furnishing Parent and any Financing Sources promptly with all documentation and other information that any Financing Source has reasonably requested at least ten (10) Business Days prior to the Closing Date and that such Financing Source has determined is required by regulatory authorities in connection with any Financing under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

(viii) furnishing Parent and any Financing Sources as promptly as practicable within the periods specified in Section 4.9(d)(i) above, with information regarding the Company, its Subsidiaries and the Business, including customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver (and causing such independent accountants to deliver) upon “pricing” of any bonds being issued in lieu of any portion of any Financing, with respect to the financial information to be included in such Offering Materials; and

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(ix) otherwise cooperating with the marketing efforts of Parent and its Financing Sources for any Financing as necessary or reasonably requested by Parent or its Financing Sources;

provided that (w) nothing in this Section 4.9(d) shall require such cooperation to the extent it would require the Company or any of its Subsidiaries to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Parent (except to the extent Parent has provided the indemnities set forth in Section 4.9(e)), (x) nothing herein shall require such cooperation from the Company or any of its Subsidiaries to the extent it would unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, and (y) neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, shall have any liability or obligation under any certificate, agreement, arrangement, document or instrument relating to any Financing that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Closing (other than customary authorization and representation letters described above).

(e) Parent shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of any Financing (including any action taken in accordance with this Section 4.9) and any information utilized in connection therewith, other than to the extent any of the foregoing arises from (i) the fraud, willful misconduct, gross negligence or material breach of its obligations by any of the Company, its Affiliates (including any Subsidiary of the Company) or their respective Representatives or (ii) any incorrect information provided by any of the Company, its Affiliates (including any Subsidiary of the Company) or their respective Representatives. Parent shall, promptly upon request by the Company, reimburse the Company, as applicable, for all of their and their Affiliates’ documented reasonable out-of-pocket costs and expenses incurred by the Company or its Affiliates in connection with this Section 4.9.

(f) The Company hereby consents to the use of its and its Affiliates’ logos in connection with any Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

4.10 Termination of Certain Stockholder Agreements. Effective upon or prior to the Closing, the Company shall cause the termination of all Rights Agreements and Affiliate Agreements unless designated on Section 2.21 of the Disclosure Schedule to not be terminated. The Company shall cause such Rights Agreements and Affiliate Agreements not listed on Section 2.21 of the Disclosure Schedule to be terminated without any further liability or obligation of the Company or any of its Subsidiaries thereunder, and, in connection therewith, shall cause any and all claims against the Company and its Subsidiaries or against any stockholder of the Company with respect to such Rights Agreements to be released. Any termination, release or other agreements used to effect the foregoing shall be in a form mutually acceptable to Parent and the Company.

4.11 Takeover Laws; Takeover Provisions. The Company will not take any action that would cause the Merger and the other transactions contemplated hereby to be subject to requirements imposed by any Takeover Law or Takeover Provision and, if necessary, will take all steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any Takeover Law or Takeover Provision, as now or hereafter in effect.

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4.12 Anti-Dilution. During the Pre-Closing Period, Parent shall not, without the prior written consent of the Company, (a) make, declare, pay or set aside for payment any dividend or distribution which dividend or distribution is paid or payable in Parent Common Stock or (b) directly or indirectly adjust, split, reverse split, combine, redeem or reclassify any Parent Common Stock.

4.13 Control Prior to Closing. Parent and the Company acknowledge and agree that, for the purposes of the Communications Laws, this Agreement and, without limitation, the covenants in this Section 4, are not intended to, and shall not be construed to, transfer control of the Company or the Stations or to give Parent any right to, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the programming, operations or any other matter relating to the Company or the Stations prior to the Effective Time, and the Company shall have complete control and supervision of the programming, operations, policies and all other matters relating to the Stations until the Closing.

SECTION 5. POST-CLOSING COVENANTS

5.1 Records and Personnel.

(a) Parent shall cause the Surviving Corporation to retain the Records of the Company for a period of at least seven (7) years following the Closing and any other Records of the Company for the period prior to the Closing in accordance with the Company’s standard records retention policy. During the period in which the Surviving Corporation maintains such Records, upon reasonable notice and request by the Stockholders’ Representative, the Surviving Corporation, during normal business hours, shall permit the Stockholders’ Representative or any of its Representatives to examine, copy and make extracts from all Records, all without cost, surcharge or expense other than reasonable copy charges, as the Stockholders’ Representative and such Representatives are reasonably likely to need in connection with any accounting, auditing and Tax requirements, any Legal Requirements and any claims or Legal Proceedings relating in whole or in part to the Effective Time Holders, the Company or a Subsidiary of the Company, including any financial reporting obligation and in connection with any other such matter as may be reasonably requested by the Stockholders’ Representative.

(b) Parent shall also cause the Surviving Corporation and each of its Subsidiaries to make employees of the Surviving Corporation and its Subsidiaries available to the Stockholders’ Representative and its Representatives at such employees’ normal business location and during such employees’ normal business hours to provide such assistance to the Stockholders’ Representative as may be reasonably requested by the Stockholders’ Representative from time to time in connection with the Effective Time Holders’ involvement in the Company and each of its Subsidiaries, as follows:

(i) to assist, as requested, in responding to inquiries from or audits by or required by any Governmental Body or to assist, as requested, in connection with any Legal Requirement, including preparation of responses and other required documents;

(ii) to provide support and information as necessary in connection with any accounting requirements or preparation of appropriate financial statements; and

(iii) to provide other assistance of a similar nature as may be reasonably required by the Stockholders’ Representative.

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5.2 Cooperation. The parties hereto shall cooperate with each other and shall cause their respective Representatives to cooperate with each other following the Closing to ensure the orderly transition of the ownership of the Company its Subsidiaries and the Business to Parent and to minimize any disruption to the Business that might result from the Transactions.

5.3 D&O Indemnification. For a period of six (6) years following the Closing, Parent shall cause the Surviving Corporation to maintain in effect in the Surviving Corporation’s and its Subsidiaries’ organizational documents the provisions regarding limitation of liability and indemnification of current or former directors, officers and employees, and trustees or administrators of Company Employee Plans, and the advancement of expenses incurred contained in the certificates of incorporation, bylaws or other organizational documents, as applicable, immediately prior to the Closing (or provisions that are no less favorable to such persons as such provisions) unless modifications are required by applicable Legal Requirements and then only to the minimum extent required by applicable Legal Requirements, and shall honor and fulfill to the fullest extent permitted by applicable law such limitation of liability and indemnification obligations. Subsequent to the Closing, Parent also agrees to cause the Surviving Corporation and each of its Subsidiaries to indemnify and advance expenses to current or former directors, officers and employees of the Company, the Surviving Corporation and each such Subsidiary, and trustees or administrators of Company Employee Plans, to the same extent as provided in the preceding sentence.

5.4 D&O Liability Insurance. For a period of at least six (6) years following the Closing, Parent shall cause the Surviving Corporation to maintain (or cause to be maintained), in effect, either (a) the current policy of directors’ and officers’ liability insurance maintained by the Company Group (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Closing (including consummation of the Transactions) or (b) a run off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six (6) years after the Closing arising from facts or events that occurred at or before the Closing (including consummation of the Transactions); provided that in no event shall Parent or the Surviving Corporation expend or be required to expend, on an annual basis, an amount in excess of 300% of the last annual premium paid as of the date hereof by the Company for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then the Surviving Corporation will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. Parent and the Surviving Corporation shall be responsible for all costs associated with such policies or endorsements. Such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company, the Surviving Corporation and the Company’s Subsidiaries. The Company shall purchase a tail policy for directors’ and officers’ liability insurance on the terms described in this Section 5.4 (including subject to the Premium Cap) and Parent shall either fully pay or reimburse the Company for such policy prior to the Effective Time. From and following the Closing Date, Parent shall cause the Surviving Corporation to abide by and honor each of the Surviving Corporation’s and its Subsidiaries’ contractual obligations, if any, to provide directors’ and officers’ liability insurance to any other Person, to the extent of such contractual obligation.

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5.5 Confidential Information.

(a) Without limiting the generality of the Existing NDA, from and after the date hereof, Parent and its Subsidiaries shall (and shall use their commercially reasonable efforts to cause their Representatives to) keep confidential the terms of this Agreement and any and all information concerning the Transactions or the Effective Time Holders (but excluding Company Confidential Information) (collectively, “Stockholder Confidential Information”); provided that, for the purposes of this Section 5.5, Stockholder Confidential Information shall not include information that (1) is in or enters the public domain without breach of this Agreement, including in accordance with Section 4.7; (2) Parent or Merger Sub lawfully receives from any other Person without restriction on disclosure, provided that neither Parent nor Merger Sub knows and does not have reason to know that such other Person has any nondisclosure obligation with respect to such information; or (3) is independently developed by Parent or Merger Sub without the use of the Stockholder Confidential Information, or (4) is disclosed with the prior written approval of the Stockholders’ Representative; provided that to the extent that Parent or its Affiliates or Representatives may become legally compelled to disclose any such information by any Governmental Body or if Parent or its Affiliates or Representatives receives advice of counsel that disclosure is required in order to avoid violating any Legal Requirements, Parent or its Affiliates or Representatives may disclose such information (after consulting with the Stockholders’ Representative prior to making such disclosure); and provided, further, that this Section 5.5(a) shall not prohibit or restrict or otherwise limit the use or disclosure by Parent and its Affiliates and Representatives of any Company Confidential Information.

(b) From and after the Closing Date, the Stockholders’ Representative shall keep confidential any and all information concerning the Company retained by the Stockholders’ Representative under Section 5.1 (collectively, “Company Confidential Information”); provided, that, for the purposes of this Section 5.5, Company Confidential Information shall not include information that (1) is in or enters the public domain without breach of this Agreement, including in accordance with Section 4.7; (2) the Stockholders’ Representative lawfully receives from any other Person without restriction on disclosure, provided that the Stockholders’ Representative does not know and does not have reason to know that such other Person has any nondisclosure obligation with respect to such information; or (3) is independently developed by the Stockholders’ Representative without the use of Company Confidential Information. Notwithstanding the foregoing or anything in this Agreement to the contrary, following Closing, the Stockholders’ Representative shall be permitted to disclose information as required by law or to employees, advisors or consultants of the Stockholders’ Representative and to the Effective Time Holders, in each case who have a need to know such information, provided that such persons are themselves obligated to keep such information confidential.

(c) From and after the date hereof, the Company shall (and shall use their commercially reasonable efforts to cause their Representatives to) keep confidential the terms of this Agreement and any and all information concerning the Transactions or Parent and Merger Sub (collectively, “Parent Confidential Information”); provided that, for the purposes of this Section 5.5, Parent Confidential Information shall not include information that (1) is in or enters the public domain without breach of this Agreement, including in accordance with Section 4.7; (2) Company lawfully receives from any other Person without restriction on disclosure, provided that the Company knows and does not have reason to know that such other Person has any nondisclosure obligation with respect to such information; or (3) is independently developed by Company without the use of the Parent Confidential Information, or (4) is disclosed with the prior written approval of the Parent; provided that to the extent that Company or its Affiliates or Representatives may become legally compelled to disclose any such information by any Governmental Body or if Company or its Affiliates or Representatives receives advice of counsel that disclosure is required in order to avoid violating any Legal Requirements, Company or its Affiliates or Representatives may disclose such information.

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(d) From the date hereof until the Closing, the Existing NDA shall remain in full force and effect, but it shall expire and be of no further force or effect at Closing (and the Existing NDA is hereby deemed amended accordingly).

5.6 Tax Matters.

(a) Parent will prepare and file, or cause to be prepared and filed, all Tax Returns of the Company or any of its Subsidiaries to be filed for any Pre-Closing Tax Period that are required to be filed after the Closing Date (such Tax Returns, “Parent Prepared Returns”). Parent shall prepare, or cause to be prepared, any such Parent Prepared Returns consistent with the past practices of the Company unless otherwise required by applicable Legal Requirements. Parent will provide or make available to the Stockholders’ Representative copies of all Parent Prepared Returns at least thirty 30 days prior to the due date for filing such Parent Prepared Return (or, if such due date is within 60 days following the Closing Date, as promptly as practicable following the Closing Date). Parent shall consider in good faith any timely-received, reasonable comments made by the Stockholders’ Representative to Parent Prepared Returns.

(b) Parent, the Surviving Corporation and the Stockholders’ Representative will cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, examination or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Taxes for any Straddle Period will be allocable between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) in the case of any Taxes other than property and other ad valorem Taxes, Taxes allocable to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or foreign Legal Requirement), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis, and (ii) the amount of any property and other ad valorem Taxes allocable to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days from (and including) the first day of such taxable period through (and including) the Closing Date, and the denominator of which is the total number of days in such Straddle Period.

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(d) With respect to any audit, examination or similar proceeding with respect to Taxes of the Company and its Subsidiaries (each a “Tax Claim”) that relates to Taxes that could form the basis for a claim of indemnification pursuant to Section 8.3 or otherwise, Parent shall have the right to control such Tax Claim, including the defense and settlement thereof, at the sole cost and expense of the Escrow Equity Holders; provided that Parent (i) will keep the Stockholders’ Representative reasonably informed concerning the progress of such Tax Claim, (ii) will provide the Stockholders’ Representative with copies of all material correspondence and other documents relevant to the Tax Claim, and (iii) will not settle such Tax Claim without the consent of the Stockholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed; provided further, however, that (A) the consent of the Stockholders’ Representative with respect to any settlement of any such Tax Claim shall be deemed to have been given unless the Stockholders’ Representative shall have objected within 20 days after a written request for such consent by Parent, and (B) the obligation of the Escrow Equity Holders to pay any costs or expenses relating to such Tax Claim shall be funded solely from any available Escrow Funds. Notwithstanding anything to the contrary contained in this Agreement, to the extent the procedures set forth in this Section 5.6(d) conflict with the procedures set forth in Section 8.5 with respect to the conduct of a Tax Claim, the procedures set forth in this Section 5.6(d) shall control.

(e) All Transfer Taxes will be paid 50% by Parent and 50% by the Escrow Equity Holders when due, and the person(s) required to do so by applicable law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, with expenses resulting from such filing or documentation paid 50% by Parent and 50% by the Escrow Equity Holders. The portion of any Transfer Taxes payable by the Escrow Equity Holders shall be paid by an appropriate adjustment to the Final Cash Merger Consideration in connection with the calculation of the Estimated Cash Merger Consideration at the Closing or the Final Cash Merger Consideration after the Closing or, if the amount cannot be determined at such time, by an appropriate payment from the Escrow Fund.

5.7 Employee Benefit Arrangements.

(a) Each employee who remains employed by the Company Group immediately prior to the Closing (whether actively or inactively), and actually commences employment with Parent (or its Affiliates) in accordance with this Section 5.7 are referred to collectively herein as the “Transferred Employees”.

(b) Parent shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” as defined under ERISA (including without limitation health insurance plans) in which similarly situated employees of Parent are generally eligible to participate, with coverage effective immediately on the Closing Date (and without exclusion from coverage on account of any pre-existing condition except to the extent such persons were subject to such pre-existing condition limitations under the Company’s group health plan). Transferred Employees’ service with the Company (and any predecessors of the Company) will be deemed as service with Parent for purposes of eligibility, waiting periods, vesting periods and benefits based on length of service, and calculation of vacation and severance benefits, if applicable (other than benefit accrual under a defined benefit pension plan and except that solely with respect to the Parent’s discretionary contributions to the 401(k) plan, service time for Transferred Employees will be measured on and after the Closing Date), and with any credit under any welfare plan for any deductibles or co-insurance paid for the current plan year under any plan maintained by the Company.

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(c) Effective no later than one (1) Business Day prior to the Closing Date, the Company shall terminate any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (“Company DC Plans”), and effective no later than the day prior to the Closing Date no Transferred Employee or other Person shall have any right thereafter to contribute any amounts to any Company DC Plan. At the request of Parent, the Company shall provide Parent with evidence that each such Company DC Plan has been terminated effective no later than the day prior to the Closing Date pursuant to resolutions duly adopted by the board of directors of the Company or such other applicable governing body or committee thereof of the Company or its Subsidiaries. Parent shall use reasonable efforts to allow the Transferred Employee to make eligible rollover contributions to the Parent’s defined contribution plan of their account balances, including loans, under the Company DC Plans following the Closing.

(d) This Section 5.7 will operate exclusively for the benefit of the parties to this Agreement and no provision of this Agreement shall create any third-party beneficiary rights of any employee or former employee (including any beneficiary or dependent thereof) of the Company with respect to continued employment (or resumed employment) with Parent or the Company or in respect of any other matter.

(e) (i) At least five Business Days prior to the Closing Date, the Company shall submit for approval by its stockholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that could constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder), (ii) at least seven Business Days prior to the Closing Date, the Company shall have taken commercially reasonable efforts to obtain an irrevocable waiver of the right to any Parachute Payment from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) and (iii) the Company shall have delivered to Parent true and complete copies of all disclosure and other related documents that will be provided to the Company’s shareholders in connection with the 280G Stockholder Vote in a manner providing Parent with sufficient time to review and comment thereon, and shall reflect all reasonable comments of Parent thereon. Prior to the Closing Date, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that a vote of the Company Stockholders was solicited in accordance with the foregoing provisions of this Section 5.7(e) and that either (i) the requisite number of votes of the Company Stockholders was obtained with respect to any Parachute Payment (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, any waived Parachute Payments shall not be made or provided.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to the Obligations of Each Party to Effect the Merger. Each party’s obligations to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) FCC Consent. The FCC Consent shall have been granted and shall be in full force and effect.

(b) HSR Act. Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a Governmental Body preventing the consummation of the Transactions shall be in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal.

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6.2 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations. Each of (i) the representations and warranties made by the Company in this Agreement (disregarding any limitations as to materiality or Material Adverse Effect set forth therein) other than the Company Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly related to a specific date in which case such representations and warranties need only to be so true and correct as of such specific date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect, (ii) the Company Fundamental Representations set forth in Section 2.4 shall, if qualified by materiality or Material Adverse Effect, be true and correct and if not so qualified, shall true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, and (iii) the other Company Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing Date.

(b) Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c) Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Vote, and the Stockholder Written Consent shall have been delivered to the Company and become effective within one (1) day following the execution of this Agreement.

(d) Required Consents. The consents set forth on Section 6.2(d) of the Disclosure Schedule shall have been obtained.

(e) Closing Deliverables. The Company shall have delivered, or have caused to be delivered, to Parent, each of the items listed in Section 1.19(a).

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g) Dissenting Shares. The number of shares of Company Common Stock that constitute (or that are eligible to become as a result of such holder’s delivery of a written demand for appraisal in accordance with Section 262 of the DGCL) Dissenting Shares shall be less than seven and a half percent (7.5%) of the Company Common Stock outstanding immediately prior to the Closing.

6.3 Conditions Precedent to Obligations of the Company. The obligations of the Company to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

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(a) Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, except where the failure to be so true and correct has not had a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c) Closing Deliverables. Parent shall have delivered, or have caused to be delivered, to Company, each of the items listed in Section 1.19(b).

(d) Parent Charter Amendment. Parent shall have filed the Parent Charter Amendment with the Secretary of State of the State of Georgia.

SECTION 7. TERMINATION

7.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by Parent at any time prior to the Effective Time, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that (i) would cause a failure of the conditions in Section 6.2(a) or Section 6.2(b) to exist and (ii) cannot be cured by the Company by the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(a) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement hereunder that would result in the conditions to Closing set forth in Section 6.3(a) or Section 6.3(b) not being satisfied;

(b) by the Company at any time prior to the Effective Time, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of Parent or Merger Sub shall have occurred that (i) would cause a failure of the conditions in Section 6.3(a) or Section 6.3(b) to exist and (ii) cannot be cured by Parent or Merger Sub by the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) if the Company is then in material breach of any representation, warranty, covenant or other agreement hereunder that would result in the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) not being satisfied;

(c) by Parent or the Company if the Closing has not occurred on or before June 30, 2019 (the “Initial Outside Date”); provided, that if on the Initial Outside Date any of the conditions set forth in Sections 6.1(a) or (b) shall not have been satisfied but all other conditions set forth in Section 6 shall have been satisfied or waived or shall then be capable of being satisfied, then the Initial Outside Date shall be automatically extended to September 30, 2019; and provided, further, that if the Marketing Period has not ended by the last Business Day immediately prior to the Outside Date, then the Outside Date shall be automatically extended without any action by the parties to the fifth (5th) Business Day following the final day of the Marketing Period. As used in this Agreement, the term “Outside Date” means the Initial Outside Date, unless extended pursuant to the foregoing sentence, in which case, the term “Outside Date” means such date to which the Initial Outside Date has been so extended. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party if the failure of the Closing to occur by such date shall be due to the failure of the such party to perform or observe the covenants and agreements of such party set forth in this Agreement;

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(d) by the Company, if (a) all of the conditions in Section 6 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing or the failure of which to be satisfied is due in any material part to a breach by Parent or Merger Sub of any of their representations, warranties, agreements, obligations or covenants contained in this Agreement), (b) the Marketing Period has been completed and at least three (3) full Business Days have elapsed since the completion thereof, (c) the Company has confirmed by written notice to Parent that (i) all conditions set forth in Section 6 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing but subject to the satisfaction thereof) or that they would be willing to waive any unsatisfied conditions in Section 6, and (ii) it is ready, willing, and able to consummate the Transactions and (d) Parent and Merger Sub fail to consummate the Transactions within three (3) Business Days following the delivery of such notice;

(e) by Parent if the Stockholder Written Consent is not delivered to the Company and effective within one (1) day following the execution of this Agreement and the Company otherwise does not comply with Section 4.5(a) in all respects;

(f) by Parent or the Company if (i) there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the Merger; or (ii) there shall be any Legal Requirement or Governmental Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that prohibits or otherwise makes illegal the performance of this Agreement or the transactions contemplated hereby; and

(g) by the mutual consent of Parent and the Company.

7.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Sections 7.1(a), 7.1(c), 7.1(e) or 7.1(f), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Sections 7.1(b), 7.1(c), 7.1(d), or 7.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

7.3 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate (except for Sections 5.5, 5.6, this Section 7 and Section 9); provided, however, that neither the Company nor Parent shall be relieved of any obligation or Liability arising from any prior breach by such party of any provision of this Agreement. Nothing shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 10.9 in lieu of terminating this Agreement pursuant to Section 7.1.

SECTION 8. INDEMNIFICATION, ETC.

8.1 Effectiveness. The provisions of this Section 8 shall apply and become effective only if the Merger is consummated.

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8.2 Survival. The representations and warranties contained in this Agreement and in any certificate delivered at the Closing pursuant to this Agreement shall survive the Closing until the 12 month anniversary of the Closing (the “Cut-Off Date”). No claim for indemnification pursuant to Section 8.3 may be brought after the Cut-Off Date, except for claims of which the Stockholders’ Representative has been notified in writing with reasonable specificity by Parent prior to the Cut-Off Date. The post-Closing covenants contained in this Agreement shall survive in accordance with their respective terms.

8.3 Indemnification of the Parent Indemnitees. Subject to the terms contained in this Section 8, the Parent Indemnitees shall be entitled to indemnification from the Escrow Equity Holders, severally (and not jointly), pro rata based upon each such Escrow Equity Holder’s Pro Rata Share, with respect to (a) Damages incurred by any of the Parent Indemnitees arising out of or as a result of: (i) any inaccuracy in or breach of any of the representations or warranties of the Company contained in Section 2 as of the date of this Agreement or at Closing (or, in the case of any representation or warranty made as of a specific date, as of such date); (ii) the failure of the Company to perform any of its covenants or agreements contained herein required to be performed prior to the Closing; (iii) any Dissenting Shares; or (iv) any claim asserted by any holder (or purported holder) of Company Stock, Company Warrants or Company Options; and (b) Damages incurred by any of the Parent Indemnitees as a result of any claim related to the matters set forth on Section 8.3 of the Disclosure Schedule.

8.4 Procedure Relative to Indemnification.

(a) In the event that any Parent Indemnitee shall claim that it is entitled to be indemnified, defended or held harmless pursuant to the terms of this Section 8 (each, a “Claim”), such party (the “Claiming Party”) shall promptly notify the Stockholders’ Representative (the “Indemnifying Party”) in writing (a “Claim Notice”) of such Claim promptly after the Claiming Party receives notice of any action, Legal Proceeding, demand or assessment or otherwise has received notice of any claim of a third party (a “Third-Party Claim”) that may reasonably be expected to result in a Claim by the Claiming Party against the Indemnifying Party; provided that the failure to promptly provide such notice shall not affect the rights of the Claiming Party to indemnification hereunder unless the Indemnifying Party is actually and materially prejudiced by such failure. The Claim Notice shall specify the basis for the Claim and the Damages incurred by, or imposed upon, the Claiming Party on account thereof. If such Damages are liquidated in amount, the Claim Notice shall so state and such amount shall be deemed the amount of the Claim of the Claiming Party. If the amount is not liquidated, the Claim Notice shall so state and in such event a Claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the Claim is finally determined.

(b) The following provisions shall apply to Claims of the Claiming Party which are based upon a Third-Party Claim (including any form of Legal Proceeding filed or instituted by any Governmental Body):

(i) The Indemnifying Party shall have the right, upon receipt of the Claim Notice and at its expense, to defend such Third-Party Claim in its own name or, if necessary, in the name of the Claiming Party; provided that any Claiming Party shall be (1) entitled to participate in any such defense with counsel of its own choice at its own expense and (2) shall be entitled to participate in any such defense with counsel of its own choice at the expense of the

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Indemnifying Party if representation of both parties by the same counsel creates a conflict of interest under applicable standards of professional conduct. The Claiming Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party, and the Claiming Party shall have the right, at the Claiming Party’s expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such Third-Party Claim only with the consent of the Claiming Party (which consent shall not be unreasonably withheld or delayed) unless there is no finding or admission of any violation of Legal Requirements, any violation of the rights of any Person, any admission of wrongdoing and no effect on any other Claims that may be made against the Claiming Party, the terms of the settlement or compromise will remain confidential except as otherwise may be required by applicable Legal Requirements and the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(ii) If the Indemnifying Party fails to take reasonable steps necessary to defend diligently the action or proceeding within thirty (30) days after receiving a Claim Notice with respect to the Third-Party Claim, or shall notify the Claiming Party that the Indemnifying Party does not assume the defense of the Third-Party Claim, then the Claiming Party shall have the right to conduct a defense against such Third-Party Claim, the fees and expenses of its counsel will be covered by the indemnity provided for in this Section 8 and the Claiming Party shall have the right to settle and compromise such Third-Party Claim if it acts reasonably and in good faith upon ten (10) days’ notice to, but without having to first obtain the consent of, the Indemnifying Party.

(iii) Notwithstanding the foregoing, if (i) a Claiming Party determines in good faith that it is reasonably likely that a Third-Party Claim may materially adversely affect it other than solely as a result of monetary damages for which it could be entitled to indemnification under this Agreement, or (ii) a Third-Party Claim is based on an investigation, inquiry, or other proceeding by a Governmental Body, the Claiming Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim at the Indemnifying Party’s expense; provided that no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Claiming Party without the Indemnifying Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed).

(iv) The Indemnifying Party shall take reasonable steps to ensure that the Claiming Party is kept duly and timely informed with respect to the status of the Third-Party Claim and the defense thereof, shall respond to any reasonable queries from the Claiming Party with respect to the same, and shall, in conducting the defense and investigation of a Third-Party Claim, take into account any reasonable requests of the Claiming Party.

(c) Upon receipt of a Claim Notice that does not involve a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from the receipt of such Claim Notice to notify the Claiming Party that the Indemnifying Party disputes such Claim. If the Indemnifying Party does not timely notify the Claiming Party of such dispute, then the amount of such Claim shall be deemed, conclusively, a Liability of the Indemnifying Party hereunder. If the Indemnifying Party does timely notify the Claiming Party of such dispute, then the Claiming Party shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Party. If after such thirty (30)-day period there remains a dispute as to any such Claim, then the Claiming Party and the Indemnifying Party shall attempt in good faith for a period not to exceed thirty (30) additional days to agree upon the rights of the respective parties with respect to such Claim. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Parent and the Stockholders’ Representative. If the parties do not agree within such additional thirty (30)-day period, then the Claiming Party may pursue any and all other remedies available to it hereunder.

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(d) Each party shall bear its own costs in defending or disputing the Claim by the Claiming Party under this Section 8.

(e) For purposes of this Section 8, all references to the Indemnifying Party shall be deemed (except for provisions relating to an obligation to make or a right to receive any payments) to refer to the Stockholders’ Representative acting on behalf of the Escrow Equity Holders.

8.5 Limits on Indemnification.

(a) Notwithstanding anything herein to the contrary, for the purpose of determining the amount of Damages that are subject to a claim for indemnification under Section 8.3, each representation and warranty in this Agreement (including any referenced Disclosure Schedule), shall be read without giving effect to the term “material” or “Material Adverse Effect” (as if such word(s) were deleted therefrom).

(b) Deductible. Notwithstanding anything contained in the Transaction Documents to the contrary, the Escrow Equity Holders shall not be obligated to indemnify, defend or hold harmless any Parent Indemnitee with respect to any Damages from any Claim or Claims under Section 8.3(a) until the aggregate Damages from all Claims exceed $13,500,000 and then only with respect to the amount of Damages in excess of that amount.

(c) Escrow as Liability Cap and Exclusive Remedy. The aggregate maximum liability (and the aggregate maximum amount of all payments paid or to be payable by any Escrow Equity Holder) of any such Escrow Equity Holder for Damages pursuant to Section 8.3 shall not exceed in the aggregate, such Escrow Equity Holder’s Pro Rata Share of the Escrow Fund (as to each such Escrow Equity Holder, the “Liability Cap”). The Escrow Fund shall be the sole source of recovery with respect to any amounts owed for Damages pursuant to Section 8.3. Notwithstanding the foregoing, the parties acknowledge that separate coverage may be available under the R&W Policy. In respect of any Claim pursuant to Section 8.3(a)(i) for which the insurers are liable under the R&W Policy (taking into account the applicable retention and exclusions under the R&W Policy), the Parent Indemnitees must first proceed with a claim under the R&W Policy before bringing a claim against the Escrow Funds under this Section 8, provided that the Parent Indemnitees may also provide the Stockholders’ Representative with notice of a Claim hereunder for purposes of tolling the expiration of rights to indemnification under Section 8.3. In the event the Closing occurs after June 23, 2019, the Company shall cooperate with Parent in good faith (e.g., by updating the Disclosure Schedule and related diligence to the extent requested by the insurance companies under the R&W Policy) if Parent requests in connection with Parent’s undertaking to obtain coverage under the R&W Policy for the accuracy of the Company’s representations and warranties in Section 2 as of the Closing, it being understood that Parent will bear the cost of any additional premiums, fees or other costs to obtain such coverage.

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(d) Liability For Known Claims. The right of a Parent Indemnitee to indemnification or to assert or recover on any Claim shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.

(e) Cut-Off Date. Any Claim, except as expressly provided in Section 8.2, not submitted in writing to the Indemnifying Party prior to the Cut-Off Date shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever and the indemnifying party shall have no further liability with respect thereto.

(f) Treatment of Insurance. With respect to each Claim, the Claiming Party (or in the case of a Claim by any Parent Indemnitee after Closing, the Surviving Corporation and its Subsidiaries) shall use reasonable efforts to assert all claims under all applicable insurance policies, and any Damages that may be recovered by the Claiming Party with respect to such Claim shall be net of any insurance proceeds received with respect thereto. To the extent that insurance proceeds are collected after a Claim has been settled, the Claiming Party shall restore the Indemnifying Party to the same economic position as would have existed had such insurance proceeds been collected prior to the settlement of such Claim.

(g) Right of Subrogation. If any of the Damages for which an Indemnifying Party is responsible or allegedly responsible under this Section 8 are recoverable or reasonably likely to be recoverable against any third party at the time that payment is due hereunder, the Claiming Party shall assign any and all rights that it may have to recover such Damages to the Indemnifying Party or, if such rights are not assignable for any reason, the Claiming Party shall attempt in good faith to collect any and all such Damages on account thereof from such third party for the benefit of the Indemnifying Party. The Claiming Party shall reimburse the Indemnifying Party for any and all Damages paid by the Indemnifying Party to the Claiming Party pursuant to this Agreement to the extent such amount is subsequently paid to the Claiming Party by any Person other than the Indemnifying Party.

(h) No Duplication of Recovery. Notwithstanding anything contained in the Transaction Documents to the contrary, no Parent Indemnitee may recover duplicative Damages in respect of a single set of facts or circumstances under more than one representation or warranty in the Transaction Documents regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement.

(i) Duty to Mitigate. Parent shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.

8.6 Exclusive Remedies. Subject to the following sentence and Section 8.7 below, but notwithstanding anything to the contrary contained elsewhere in this Agreement, recourse to the Escrow Fund pursuant to a Claim made pursuant to (and subject to the limitations and conditions of) this Section 8 shall be the Parent Indemnitees’ sole and exclusive remedy following the Closing in respect of any and all claims, causes of action, or other Damages or Liabilities arising out of or relating to the Merger and the Transactions (irrespective of the cause of action, whether in contract, in tort, by way of strict liability or otherwise). Except as otherwise provided herein, no current or former member, director, officer, employee, affiliate or advisor of the Company Group shall have any personal or individual liability of any nature, before or after the Closing, to Parent, Merger Sub

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or any other Parent Indemnitees with respect to any breach of any representation, warranty, covenant or obligation set forth in, or any other breach of, this Agreement or otherwise arising out of or relating to the Transactions. In the event that the foregoing waiver is not effective for any reason, then Parent and Merger Sub agree that all of the limitations of liability contained in this Section 8, including, without limitation, those regarding survival, thresholds, caps and deductibles, as well as the procedural steps set forth in this Section 8, shall apply to any monetary remedy available to Parent and Merger Sub.

8.7 No Limitation on Common Law Fraud Claims. Nothing in this Agreement shall (i) prevent a party from bringing a common law action for actual fraud with intent to deceive against any Person whose own such fraud has caused such party to incur Damages or (ii) limit the Damages recoverable by a party in such common law fraud action; provided, however, that no such party shall be entitled to recover more than once for the same Damages.

8.8 Treatment of Indemnification Payments. For the avoidance of doubt, all indemnification and similar payments made pursuant to this Agreement shall be treated as an adjustment to the Final Cash Merger Consideration for all purposes, including U.S. federal income tax purposes, unless otherwise required by applicable Legal Requirements.

SECTION 9. INDEMNIFICATION PAYMENTS AND INDEMNIFICATION ESCROW.

9.1 Claims for Damages specified in any Claim Notice to which an Indemnifying Party has not objected in writing within thirty (30) days of receipt of such Claim Notice pursuant to Section 8.5(a) or Section 8.5(c), as applicable, claims for Damages covered by a memorandum of agreement of the nature described in Section 8.5(c), and claims for Damages the validity and amount of which have been the subject of judicial determination or settlement pursuant to Section 8.5(b) are hereinafter referred to, collectively, as the “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Claiming Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Claiming Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account designated by the Claiming Party in a notice to the Indemnifying Party within three (3) Business Days prior to such payment.

9.2 On the Cut-Off Date, the Stockholders’ Representative shall deliver to Parent in writing the Stockholders’ Representative’s determination of the portion of the remaining amount of the Escrow Fund, minus the amount, if any, of the Unresolved Claims as of the Cut-Off Date (the “Escrow Remainder”) payable to each Escrow Equity Holder pursuant to this Agreement based on such Escrow Equity Holder’s Pro Rata Share, and Parent and the Stockholders’ Representative shall jointly instruct the Escrow Agent to pay each such Escrow Equity Holder entitled to receive a portion of such amount, within three (3) Business Days of delivery of such joint instruction, the amount set forth in the Stockholders’ Representative’s notice to Parent (provided that the aggregate amount payable to all such Escrow Equity Holders pursuant to this Section 9.2 shall not exceed the Escrow Remainder, and Parent and the Stockholders’ Representative shall jointly instruct the Escrow Agent to remit such funds to the Surviving Corporation, the receipt of such funds being a condition to this obligation).

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9.3 Upon final resolution of any Unresolved Claim in respect of which an amount (“Resolved Claim Amount”) had been retained (to the extent not utilized to satisfy valid claims for indemnification pursuant to Section 8.3), the Stockholders’ Representative shall deliver to Parent in writing the Stockholders’ Representative’s determination of the portion of such Resolved Claim Amount payable to each Escrow Equity Holder pursuant to this Agreement based on such Escrow Equity Holder’s Pro Rata Share, and Parent and the Stockholders’ Representative shall jointly instruct the Escrow Agent to pay each such Escrow Equity Holder entitled to receive a portion of such amount, within three (3) Business Days of delivery of such joint instruction, the amount set forth in the Stockholders’ Representative’s notice to Parent (provided that the aggregate amount payable to all such Escrow Equity Holders pursuant to this Section 9.3 shall not exceed the Resolved Claim Amount).

SECTION 10. MISCELLANEOUS PROVISIONS

10.1 Stockholders’ Representative.

(a) Appointment. By virtue of the adoption of this Agreement, by voting in favor of the adoption of this Agreement, by the approval of the principal terms of the Merger, and/or by the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each of the Effective Time Holders shall be deemed to have hereby irrevocably nominated, constituted and appointed the Stockholders’ Representative as the representative, agent and true and lawful attorney-in-fact of each of the Effective Time Holders, with full power of substitution, to act in the name, place and stead of each of the Effective Time Holders for purposes of executing, delivering, acknowledging, certifying and filing any documents, agreements and instruments and taking any actions that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement and the Transaction Documents.

(b) Authority. The Effective Time Holders hereby grant to the Stockholders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Effective Time Holders (in the name of any or all of the Effective Time Holders or otherwise) any and all documents, agreements and instruments that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 10.1(a). In furtherance of the foregoing, and without any limitation thereof, the Effective Time Holders hereby grant to the Stockholders’ Representative full authority over any decisions in respect of (1) the calculations of the Payout Spreadsheet pursuant to this Agreement, (2) the negotiation, execution and delivery of the Escrow Agreement, (3) any amendment to this Agreement or the Escrow Agreement or any other Transaction Document, (4) adjustments of and distributions from the Escrow Fund and SR Expense Fund and (5) the prosecution, defense and settlement, as applicable, of any Claims for indemnification pursuant to Section 8. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the Transactions, after the Closing: (i) each Parent Indemnitee shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Section 1.9 or relating to any claim for indemnification, compensation or reimbursement under Section 8 or under the Escrow Agreement; and (ii) each Parent Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Effective Time Holder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Effective Time Holder by the Stockholders’ Representative, as fully binding upon such Effective Time Holder.

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(c) Power of Attorney. The Effective Time Holders recognize and intend that the power of attorney granted in Section 10.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Representative; and (iii) shall survive the death or incapacity of any Effective Time Holder.

(d) Replacement. If the Stockholders’ Representative shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Effective Time Holders shall (by consent of those Persons entitled to at least a majority of the Company Common Aggregate Merger Consideration), within thirty (30) days after such death, disability or inability, appoint a successor to the Stockholders’ Representative (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Stockholders’ Representative as the “Stockholders’ Representative” hereunder. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the Escrow Equity Holders entitled to at least a majority of the Company Common Aggregate Merger Consideration.

(e) SR Expense Fund. The SR Expense Fund will be used to pay costs, fees and expenses incurred by or for the benefit of the Effective Time Holders on or after the Closing Date. The Effective Time Holders will not receive any interest or earnings on the SR Expense Fund. The Stockholders’ Representative will hold the SR Expense Fund separate from its corporate funds, will not use such funds for its operating expenses or any other corporate purposes and will not make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative will deliver the remaining balance of the SR Expense Fund to the Payments Administrator for further distribution to the Escrow Equity Holders based on their respective SR Expense Fund Shares. For tax purposes, the SR Expense Fund will be treated as having been received and voluntarily set aside by the Escrow Equity Holders at the time of Closing. Any amounts required to be withheld with respect to the SR Expense Fund allocable to an Effective Time Holder shall reduce the Cash Merger Consideration otherwise payable to such Effective Time Holder in connection with the Closing and shall not reduce the SR Expense Fund.

(f) Exculpation; Indemnification. The Stockholders’ Representative will incur no liability of any kind with respect to any action or omission by the Stockholders’ Representative in connection with the Stockholders’ Representative’s services pursuant to this Agreement or the Transaction Documents, except in the event of liability directly resulting from the Stockholders’ Representative’s gross negligence or willful misconduct. The Effective Time Holders will indemnify, defend and hold harmless the Stockholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholders’ Representative’s execution and performance of this Agreement and the Transaction Documents, in each case as such Representative Loss is suffered or incurred; provided that, in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Effective Time Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Representative by the Effective Time Holders, any such Representative Losses may be recovered by the Stockholders’ Representative from the Escrow Fund and SR Expense Fund at such time as remaining amounts would otherwise be

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distributable to the Escrow Equity Holders; provided that, while this section allows the Stockholders’ Representative to be paid from the Escrow Fund and SR Expense Fund, this does not relieve the Effective Time Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Effective Time Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on indemnity set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative in this Section 10.1(e). The Effective Time Holders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.

10.2 Amendment; Waiver.

(a) This Agreement (and/or any provision hereof) may be amended or waived if, but only if: (i) at any time prior to the consummation of the Closing, such amendment or waiver is in writing and is signed by Parent and the Company (provided, however, that, after obtaining the approval of this Agreement by the Company’s stockholders and prior to the Closing, there shall not be made any amendment or waiver that by any Legal Requirement requires the further approval of the Company’s stockholders without the further approval of such shareholders); and (ii) if the Closing occurs, at any time after the consummation of the Closing, such amendment or waiver is in writing and is signed by Parent and the Stockholders’ Representative (it being acknowledged and agreed that, after the Closing, the Stockholders’ Representative may amend this Agreement and waive matters on behalf of the Company Stockholders, all as contemplated by Section 10.1). To the extent any amendment or waiver to this Section 10.2(a), Section 10.7, Section 10.8, Section 10.11 or Section 10.12 is sought which is materially adverse to the rights of the Financing Source, the prior written consent of the Financing Source shall be required before such amendment or waiver is rendered effective.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

10.3 Fees and Expenses. Except as otherwise provided herein or in any Transaction Document, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements,

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certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger. In the case of the Company, all Company Transaction Expenses shall be deducted from the amount otherwise payable as the Estimated Cash Merger Consideration or Post-Closing Merger Consideration under this Agreement.

10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, by registered mail, by courier or express delivery service or (b) upon confirmation of receipt (other than an automatically-generated confirmation) when sent by electronic mail to the address or email address, as applicable, set forth beneath the name of such party below (or to such other address or email address, as applicable, as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Gray Television, Inc.

4370 Peachtree Rd NE

Atlanta, GA, 30319

Attention: Kevin P. Latek

Email: Kevin.Latek@graytv.com

with copies (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Ave., NW

Suite 700

Washington, DC 20004

Attention: Kevin Mills and Maureen Nagle

Email: kmills@cooley.com and mnagle@cooley.com

and

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309-3053

Attention: Mark L. Hanson

Email: mlhanson@jonesday.com

if to the Company:	Raycom Media, Inc. RSA Tower, 20th Floor 201 Monroe Street Attention: Ellenann Yelverton Email: eyelverton@RaycomMedia.com

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with a copy (which shall not constitute notice) to:

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street

Suite 1900

Charlotte, NC 28246

Attention: Scott Dove and Jon Jordan

Email: SDove@robinsonbradshaw.com and jjordan@robinsonbradshaw.com

if to the Stockholders’ Representative:	Tara Advisors, LLC 1475 Old Tara Lane Ft. Mill, SC 29708 Attention: Bernadine B. Tripp Email: btripp@ayrsley.com Telephone: (704) 643-4148

10.5 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.7 Governing Law; Jurisdiction and Venue; Waiver of Jury Trial. This Agreement and all claims and causes of action arising hereunder, whether in contract or tort or otherwise, shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). Except as required by applicable Legal Requirements (including Communications Laws), with respect to any Legal Proceeding resulting from, relating to or arising out of this Agreement, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court will not accept jurisdiction, the Superior Court of the State of Delaware or any other court of competent civil jurisdiction sitting in Delaware. In any such Legal Proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (a) any claim that it is not subject to the jurisdiction of the above courts, (b) that its property is exempt or immune from attachment or execution, (c) that such Legal Proceeding is brought in an inconvenient forum, (d) that the venue of such Legal Proceeding is improper, and (e) that such Legal Proceeding should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Legal Proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the parties hereto hereby agrees not to commence any Legal Proceeding other than before one of the above-named courts. Each of the parties hereto also hereby agrees that any final and unappealable judgment against a party in connection with any such Legal Proceeding shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. Each of the parties to this Agreement irrevocably agrees that, except as specifically set forth in the Commitment Letter, all claims or causes of action, whether at

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law or in equity, whether in contract, in tort or otherwise, against the Financing Source under the Commitment Letter in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles or rules or conflict of laws to the extent such principles or rules would require or permit the applicable of laws of another jurisdiction. Each of the parties to this Agreement hereto agrees that it will not bring or support any action, cause of action, claim, cross claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source under the Commitment Letter in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than any state or federal court sitting in the State of New York. Each party hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or the subject matter hereof, including but not limited to any dispute against the Financing Source arising out of or relating to the Commitment Letter or performance thereunder. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims (including negligence), breach of duty claims, and all other common law and statutory claims. This section has been fully discussed by each of the parties hereto and these provisions will not be subject to any exceptions. Notwithstanding anything to the foregoing, the effects of the Merger shall be governed by and construed in accordance with the laws of the State of Delaware (including the DGCL).

10.8 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub and its successors and assigns (if any); and the Stockholders’ Representative and its successors and assigns (if any). This Agreement shall inure to the benefit of the parties, the Indemnitees and the respective successors and assigns (if any) of the foregoing. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 10.8 will be null and void; provided that this Agreement (including the rights, interests and obligations under this Agreement) may be assigned by Parent (i) to any Affiliate of it, (ii) by operation of any consolidation, merger or similar transaction of Parent or any permitted assignee of it, it being understood and agreed that no such assignment will relieve Parent or any successor of any of its obligations hereunder unless the Company (or, if after the Effective Time, the Stockholders’ Representative) consents to such assignment and expressly consents in writing to such relief of Parent from its obligations, or (iii) as collateral for the purpose of securing the obligations under any financing arrangement, including the Financing.

10.9 Remedies Cumulative; Specific Performance.

(a) Except as provided by Section 8.6, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

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(b) Each party agrees not to raise any objections to the availability of the equitable remedy of specific performance (other than on the basis that such remedy is not available pursuant to the terms of this Agreement) to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement, in each case when available pursuant to the terms of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 10.9. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case when available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 10.9.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.11 Parties in Interest. Except for payment of the Estimated Cash Merger Consideration and the Post-Closing Merger Consideration to the Company Stockholders pursuant to the provisions of this Agreement, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any); provided, however, that the provisions of Section 5.3, Section 5.4, Section 10.2(a), Section 10.7 and this Section 10.11 are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns, including, in the case of Section 10.2(a), Section 10.7, Section 10.8, this Section 10.11 and Section 10.12 the Financing Source and its legal representatives, successors and assigns.

10.12 No Recourse Against Financing Sources. Notwithstanding anything herein to the contrary, and without limiting the generality of Sections 10.2(a), 10.7, 10.8 and 10.11, the Company hereby agrees on its own behalf and on behalf of its Affiliates, directors, officers, employees, agents and representatives that none of the Financing Sources shall have any liability or obligation to the Company or its Affiliates, directors, officers, employees, agents and representatives relating to this Agreement or any transactions contemplated by this Agreement (including the Financing, the Commitment Letter or the Financing Agreement), whether at law or equity, in contract, in tort or otherwise and each such person agrees not to commence (and, if commenced, agrees to dismiss or otherwise terminate) any Legal Proceeding against any Financing Source in connection with this Agreement, the Transactions (including in respect of the Financing, the Commitment Letter or the Financing Agreement and the performance thereof). Nothing in this Section 10.12 will in any way limit or qualify the obligations and Liabilities of the parties to the Commitment Letter to each other or in connection therewith.

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10.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and the words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(d) References in this Agreement to “made available” or “provided” (or words of similar import) in respect of information made available or provided to Parent (or words of similar import) means any information made available or provided to Parent by the Company or its Representatives on or before the date of this Agreement via electronic mail, secure file transfer, hard copy or in the virtual data room hosted by Parent on behalf of the Company.

(e) Except as otherwise indicated, all references in this Agreement

(i) to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement;

(ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder;

(iii) to “dollars” or “$” are to United States dollars;

(iv) to any Governmental Body include any successor to that Governmental Body; and

(v) to the transactions contemplated hereby include the transactions provided for in this Agreement.

10.14 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof, including, except to the extent specifically provided for herein, the Nondisclosure Agreement executed on behalf of Parent and the Company on January 1, 2018 (the “Existing NDA”).

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10.15 Representation of the Company and its Affiliates. Parent and Merger Sub agree that, following the Closing, Robinson, Bradshaw & Hinson, P.A. may serve as counsel to the Effective Time Holders and their Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Robinson, Bradshaw & Hinson, P.A. prior to the Closing of any Person in the Company Group. Parent, Merger Sub and the Company hereby (a) waive any claim they have or may have that Robinson, Bradshaw & Hinson, P.A. has a conflict of interest or is otherwise prohibited from engaging in such representation (with such waiver applying solely with respect to Robinson, Bradshaw & Hinson, P.A. having served as counsel to any Person in the Company Group prior to the Closing including in connection with matters related to this Agreement and the transactions contemplated hereby) and (b) agree that, in the event that a dispute arises after the Closing between Parent or any Person in the Company Group and any Effective Time Holder or any of their Affiliates, Robinson, Bradshaw & Hinson, P.A. may represent the Effective Time Holders or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent or any Person in the Company Group and even though Robinson, Bradshaw & Hinson, P.A. may have represented a Person in the Company Group in a matter substantially related to such dispute. Parent, Merger Sub and the Company also further agree that, as to all communications among Robinson, Bradshaw & Hinson, P.A. and the Company Group or any of their Affiliates and representatives, that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Effective Time Holders and may be controlled by the Effective Time Holders and will not pass to or be claimed by the Parent or any Person in the Company Group. In addition, all of the client files and records in the possession of Robinson, Bradshaw & Hinson, P.A. related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) the Effective Time Holders, and the Company Group will not retain any copies of such records or have any access to them.

[Remainder of Page Intentionally Left Blank]

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The parties hereto have caused this Agreement to be executed and delivered as of June 23, 2018.

GRAY TELEVISION, INC., a Georgia corporation

By:	/s/ Hilton H. Howell, Jr.
Name: Hilton H. Howell, Jr. Title: Chairman, President and CEO

EAST FUTURE GROUP, INC., a Delaware corporation

By:	/s/ Hilton H. Howell, Jr.
Name: Hilton H. Howell, Jr. Title: Chairman, President and CEO

RAYCOM MEDIA, INC., a Delaware corporation

By:	/s/ D. Patrick LaPlatney
Name: D. Patrick LaPlatney Title: President and Chief Executive Officer

TARA ADVISORS, LLC, a Delaware limited liability company, solely in its capacity as the Stockholders’ Representative

By:	/s/ Bernadine B. Tripp
Name: Bernadine B. Tripp Title: Vice President

83.

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“280G Approval” has the meaning set forth in Section 5.7(e).

“280G Stockholder Vote” has the meaning set forth in Section 5.7(e).

“ACA” has the meaning set forth in Section 2.18(k).

“Acquisition Transaction” means any transaction involving:

(a) the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets;

(b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company’s past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

“Affiliate” when used with respect to any specified Person, means any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Affiliate Agreements” has the meaning set forth in Section 2.21.

“Aggregate Option Exercise Proceeds” has the meaning set forth in Section 1.6.

“Agreed Claims” has the meaning set forth in Section 9.1.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Commitment Letter” has the meaning set forth in Section 4.9(c).

“Alternative Financing” has the meaning set forth in Section 4.9(c).

“Alternative Financing Agreement” has the meaning set forth in Section 4.9(c).

“Antitrust Laws” means federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations, Legal Requirement or Governmental Order.

“Audited Financial Statements” has the meaning set forth in Section 2.7.

“Book-Entry Share” has the meaning set forth in Section 1.13.

“Broadcast Incentive Auction” means the FCC reverse broadcast incentive auction conducted pursuant to Section 6403 of the Middle Class Tax Relief and Job Creation Act of 2012 (Pub. L. No. 112-96, § 6403, 126 Stat. 156, 225-230 (2012)), codified at 47 U.S.C. § 1452, which began on May 31, 2016.

“Business” means the business of the Company and its Subsidiaries as conducted on the date hereof and during the Pre-Closing Period, including the Sharing Agreements.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Certificate of Merger” has the meaning set forth in Section 1.4.

“Claim” has the meaning set forth in Section 8.5(a).

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Claiming Party” has the meaning set forth in Section 8.5(a).

“Closing Date” has the meaning set forth in Section 1.3.

“Closing” has the meaning set forth in 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 3.5(a).

“Communications Law” has the meaning set forth in Section 2.17(b).

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 2.7.

“Company Charter” has the meaning set forth in Section 1.6(a).

“Company Common Stock Actually Outstanding” has the meaning set forth in Section 1.6(a).

“Company Common Stock Deemed Outstanding” has the meaning set forth in Section 1.6(a).

“Company Common Stock” has the meaning set forth in Section 1.6(a).

“Company Confidential Information” has the meaning set forth in Section 5.5(b).

“Company DC Plans” has the meaning set forth in Section 5.7(c).

“Company Debt” has the meaning set forth in Section 1.6(a).

“Company Employee Plan” has the meaning set forth in Section 2.18(a).

“Company Equity Plan” means the Company Option Plan, the Company Shareholders Agreements, the Raycom Media, Inc. 1997 Restricted Stock Plan (as amended) and the Amended and Restated Raycom Media, Inc. 1997 Stock Option Plan (as amended).

“Company Financial Statements” has the meaning set forth in Section 2.7.

“Company Fundamental Representations” means Section 2.1 (Existence and Power), Section 2.2 (Corporate Authorization), Section 2.4 (Capitalization) and Section 2.23 (Banker Fees).

“Company Group” has the meaning set forth in Section 1.6(a).

“Company In the Money Option” has the meaning set forth in Section 1.6(a).

“Company Intellectual Property” means all Intellectual Property owned by or licensed to the Company or any of its Affiliates (including the Company’s Subsidiaries).

“Company Option Plan” means the Raycom Media, Inc. 2015 Long Term Incentive Plan.

“Company Options” has the meaning set forth in Section 1.6(a).

“Company Preferred Aggregate Merger Consideration” has the meaning set forth in Section 1.6(a).

“Company Stock Certificates” has the meaning set forth in Section 1.13.

“Company Stockholders” has the meaning set forth in Section 1.6(a).

“Company Support Agreement” has the meaning set forth in Recital D.

“Company Transaction Expenses” has the meaning set forth in Section 1.6(a).

“Compass” means, individually and collectively, CNHI, LLC and the other members of the Company Group identified in Section 2.3(c) of the Disclosure Schedule as members of the “Compass Group” and the businesses and operations conducted by such entities, as the context requires.

“Contract” means any contract (written or oral), undertaking, commitment, arrangement, plan or other legally binding agreement or understanding.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Cut-Off Date” has the meaning set forth in Section 8.2.

“Damages” means all damages, losses, deficiencies, Liabilities, claims, actions, demands, judgments, fines, fees, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees), Taxes and interest on any of the foregoing.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure and Information Statement” has the meaning set forth in Section 4.5(b).

“Disclosure Schedule” has the meaning set forth in Section 2.

“Dissenting Shares” has the meaning set forth in Section 1.16(a).

“Division” means the United States Department of Justice Antitrust Division.

“Effective Time” has the meaning set forth in Section 1.4.

“Employee Option” means a Company In the Money Option granted to a holder in the holder’s capacity as an employee of any member of the Company Group for applicable employment Tax purposes.

“Environmental Laws” has the meaning set forth in Section 2.22.

“Environmental Liabilities” has the meaning set forth in Section 2.22.

“ERISA Affiliates” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means a bank mutually agreed upon by the Parent and the Company acting in good faith as soon as reasonably practicable after the date hereof to act in its capacity as Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the escrow agreement, in a form reasonably acceptable to Parent and the Company acting in good faith, to be entered into at the Closing, by and among Parent, the Stockholders’ Representative and the Escrow Agent.

“Escrow Remainder” has the meaning set forth in Section 9.2.

“Estimated Cash Merger Consideration” has the meaning set forth in Section 1.8(b).

“Estimated Statement” has the meaning set forth in Section 1.8(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing NDA” has the meaning set forth in Section 10.14.

“Fee Letter” has the meaning set forth in Section 3.5(a).

“Final Cash Merger Consideration” has the meaning set forth in Section 1.9(f).

“Final Statement” has the meaning set forth in Section 1.9(a).

“Financing” has the meaning set forth in Sections 3.5 and 4.9(c).

“Financing Agreement” has the meaning set forth in Section 4.9(a).

“FCC” has the meaning set forth in Recital A.

“FCC Application” has the meaning set forth in Section 4.8(f)(i).

“FCC-Approved Costs” has the meaning set forth in Section 2.17(e).

“FCC Consent” has the meaning set forth in Section 4.8(f)(i).

“FCC Licenses” has the meaning set forth in Section 2.17(a).

“FCC Licensee(s)” has the meaning set forth in Recital A.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing (or any alternative or replacement Financing) in connection with the transactions contemplated hereby, including the parties to the Commitment Letter and any joinder agreements or credit agreements relating thereto, and each of the respective former, current or future directors, officers, Affiliates, employees, partners or advisors of the foregoing.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, entity, self-regulatory organization and any court or other tribunal).

“Governmental Order” means any order, undertaking, writ, judgment, injunction, decree, stipulation, determination, settlement agreement, deferred prosecution agreement, corporate integrity agreement, award or binding agreement issued, promulgated or entered by or with any Governmental Body.

“Hazardous Materials” has the meaning set forth in Section 2.22.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” has the meaning set forth in Section 1.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Indemnitee” means any Parent Indemnitee, as applicable and as the context requires.

“Improvements” has the meaning set forth in Section 2.10(a).

“Initial Outside Date” has the meaning set forth in Section 7.1(c).

“Insurance Policies” has the meaning set forth in Section 2.15.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to: (a) trademarks, trade dress, service marks, certification marks, logos and trade names, and the goodwill associated with the foregoing; (b) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, “Patents”); (c) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (d) writings and other works of authorship; (e) trade secrets, non-public and confidential business, technical and know-how information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (f) computer programs and other software, including without limitation data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, “Software”); (g) registered domain names and uniform resource locators; (h) moral rights; and (i) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing clauses (a) through (h) with or by any Governmental Body in any jurisdiction.

“IRS” mean the U.S. Internal Revenue Service.

“Knowledge” means (a) with respect to Parent or Merger Sub, the actual knowledge of the individuals set forth on Schedule 1 and the knowledge that each such Person would reasonably be expected to obtain in the course of diligently performing his or her duties for Parent or any of its Affiliates and (b) with respect to the Company or any other member of the Company Group, the actual knowledge of the individuals set forth on Schedule 1 and the knowledge that each such Person would reasonably be expected to obtain in the course of diligently performing his or her duties for the Company or any other member of the Company Group.

“Leased Real Property” has the meaning set forth in Section 2.10(b).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, directive or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” has the meaning set forth in Section 1.14(c).

“Liability” means any debt, obligation, duty, Tax or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Liability Cap” has the meaning set forth in Section 8.6(c).

“Lien” means any lien (statutory or otherwise), mortgage, pledge, charge, option, hypothecation, collateral assignment, encumbrance, security interest, restriction or similar claim in equity of any kind or nature whatsoever, other than Permitted Liens.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on the first Business Day after the date of this Agreement that each of the following is true throughout and at the end of such period: (a) Parent shall have received the Required Information, and the Required Information shall be complete; (b) FCC Consent shall have been granted and shall be in full force and effect; (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; (d) all other conditions set forth in Section 6.1 and Section 6.2 (other than those that by their nature will not be satisfied until the Closing, including Section 6.2(e)) have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions in such Section 6.1 and Section 6.2 not to be satisfied assuming the Closing Date were to occur at any time during such consecutive fifteen (15) Business Day period; and (e) the Company shall have been provided all cooperation that they are obligated to provide under the terms of Section 4.9(d). If the Company in good faith reasonably believes it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information will be deemed to have been delivered on the date specified in such notice unless Parent in good faith reasonably believes the Required Information has not been delivered and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect, stating with specificity which Required Information has not been delivered. Notwithstanding the foregoing, (i) (A) the periods (1) from (and including) July 2, 2018 to (and including) July 6, 2018, (2) from (and including) April 19, 2019 to (and including) April 22, 2019, (3) from (and including) July 1, 2019 to (and including) July 5, 2019 and (4) from (and including) August 30, 2019 through September 2, 2019 shall, in each case, be disregarded for purposes of calculating the consecutive business day period required above, (B) if such period shall not have ended on or prior to August 24, 2018, such period shall not commence before September 4, 2018 and (C) if such period shall not have ended prior to December 20, 2018, such period shall not commence before January 7, 2019, and (ii) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period, (A) KPMG, LLP shall have withdrawn its audit opinion with respect to any of the audited year-end financial statements in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such year-end financial statements by KPMG, LLP or another independent accounting firm reasonably acceptable to Parent, or (B) the Company shall have restated, or the Company shall have determined to restate any historical financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company concludes that no such restatement shall be required in accordance with GAAP.

“Material Adverse Effect” means any event, fact, occurrence, circumstance, change or effect that, individually or in the aggregate with all other events, facts, occurrences, circumstances, changes or effects:

(i) is or is reasonably likely to be materially adverse to the condition (financial or otherwise), business, assets, liabilities, rights, properties or results of operations of the Company or the Surviving Corporation, as applicable, and the Company’s Subsidiaries (taken as a whole); provided, however, that none of the following shall be deemed to constitute, and none of the following (or the effects thereof) shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse event, fact, occurrence, circumstance, change, development, or effect arising from or relating to (i) general changes or developments in the broadcast television industry, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (other than any of the foregoing that causes any damage or destruction to or renders unusable any assets that are material to the Business taken as a whole), (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes after the date hereof in GAAP, (v) changes after the date hereof in applicable Legal Requirements, (vi) the negotiation, execution and delivery of this Agreement or the announcement or consummation of the Transactions or (vii) the taking of any action expressly required by the Transaction Documents; provided, however, that with respect to subsections (i), (ii), (iii), (iv) and (v) hereof, such matter does not have a disproportionately adverse effect on the Company Group, relative to other businesses that are substantially similar to the Business; or

(ii) would materially impair the ability of the Company to perform its obligations under this Agreement or to timely consummate the Transactions.

“Material Contract” has the meaning set forth in Section 2.13(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger” has the meaning set forth in Recitals.

“Monthly Statements” has the meaning set forth in Section 4.1(b).

“MVPD” means a multichannel video programming distributor as defined under the Communications Laws as of the date hereof.

“Non-Employee Option” means a Company In the Money Option granted to a holder in the holder’s capacity as a non-employee service provider to the Company Group for applicable employment Tax purposes.

“NYSE” means the New York Stock Exchange.

“Objection Notice” has the meaning set forth in Section 1.9(b).

“Offering Materials” has the meaning set forth in Section 4.9(d)(i).

“Option Consent Letter” has the meaning set forth in Section 1.11(c).

“Option Consideration” has the meaning set forth in Section 1.11(a).

“Option Exercise Proceeds” has the meaning set forth in Section 1.6(a).

“Ordinary Commercial Agreement” means an agreement entered into in the ordinary course of business with customary terms, the principal purpose of which is not the sharing, assumption or indemnification of Tax.

“Outside Date” has the meaning set forth in Section 7.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 2.10(a).

“Parachute Payment” has the meaning set forth in Section 5.7(e).

“Parent” has the meaning set forth in the Preamble.

“Parent Confidential Information” has the meaning set forth in Section 5.5(c).

“Parent Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including, after the Merger, the Company and its Subsidiaries); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Company Stockholders shall not be deemed to be “Parent Indemnitees.”

“Parent Material Adverse Effect” means any event, fact, occurrence, circumstance, change or effect that, individually or in the aggregate with all other events, facts, occurrences, circumstances, changes or effects:

(i) is or is reasonably likely to be materially adverse to the condition (financial or otherwise), business, assets, liabilities, rights, properties or results of operations of the Parent and its Subsidiaries (taken as a whole); provided, however, that none of the following shall be deemed to constitute, and none of the following (or the effects thereof) shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse event, fact, occurrence, circumstance, change, development, or effect arising from or relating to (i) general changes or developments in the broadcast television industry, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (other than any of the foregoing that causes any damage or destruction to or renders unusable any assets that are material to the business of Parent and its Subsidiaries taken as a whole), (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes after the date hereof in GAAP, (v) changes after the date hereof in applicable Legal Requirements, (vi) the negotiation, execution and delivery of this Agreement or the announcement or consummation of the Transactions or (vii) the taking of any action expressly required by the Transaction Documents; provided, however, that with respect to subsections (i), (ii), (iii), (iv) and (v) hereof, such matter does not have a disproportionately adverse effect on Parent and its Subsidiaries (taken as a whole), relative to other businesses that are substantially similar to the Parent’s business; or

(ii) would materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to timely consummate the Transactions.

“Parent Prepared Returns” has the meaning set forth in Section 5.6(a).

“Parent SEC Documents” has the meaning set forth in Section 3.9.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Payments Administrator” has the meaning set forth in Section 1.14(a).

“Payments Agreement” has the meaning set forth in Section 1.7(c).

“Payout Spreadsheet” has the meaning set forth in Section 1.6(a).

“Payout Spreadsheet Trial Run” has the meaning set forth in Section 1.6(a).

“PBGC” has the meaning set forth in Section 2.18(e).

“Per Common Share Closing Merger Consideration” has the meaning set forth in Section 1.6(a).

“Per Preferred Share Closing Merger Consideration” has the meaning set forth in Section 1.6(a).

“Per Warrant Share Closing Merger Consideration” has the meaning set forth in Section 1.6(a).

“Permits” has the meaning set forth in Section 2.16(a)(ii).

“Permitted Liens” means (a) liens for Taxes, assessments or other governmental charges not yet delinquent or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Unaudited Financial Statements, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, (c) any interest or title of a lessor under an operating lease or capitalized lease or of any licensor under a license, (d) liens securing Company Debt, (e) Liens created under any Material Contract identified on Section 2.13 of the Disclosure Schedule and (f) imperfections of title and Liens the existence of which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

“Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual.

“Point” means individually and collectively, PureCars, LLC and the other members of the Company Group identified in Section 2.3(c) of the Disclosure Schedule as members of the “Point Group” and the businesses and operations conducted by such entities, as the context requires.

“Post-Closing Merger Consideration” has the meaning set forth in Section 1.6(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and the portion of any Straddle Period beginning the day after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 4.1(a).

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Preferred Holders” has the meaning set forth in Section 1.6(a).

“Premium Cap” has the meaning set forth in Section 5.4.

“Privacy and Security Laws” means all applicable Legal Requirements concerning the privacy and/or security of Personal Information, including Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection Legal Requirements, state data breach notification Legal Requirements and state consumer protection Legal Requirements.

“Pro Rata Share” has the meaning set forth in Section 1.6(a).

“Real Property” has the meaning set forth in Section 2.10(b).

“Real Property Leases” has the meaning set forth in Section 2.10(b).

“Records” means all books, records, manuals and other materials and information of the Company and its Subsidiaries including customer records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and all research and development files, wherever located and in whatever form (hard copy, electronic, etc.).

“Regulatory Action” has the meaning set forth in Section 4.8(e).

“Regulatory Divestitures” has the meaning set forth in Schedule 4.8.

“Registration Rights Agreement” has the meaning set forth in Section 1.14(c).

“Reimbursement Invoices” has the meaning set forth in Section 2.17(e).

“Repack” has the meaning set forth in Section 2.17(e).

“Repack Permit” has the meaning set forth in Section 2.17(e).

“Reports” has the meaning set forth in Section 2.16(d).

“R&W Policy” means the “Buyer Side Representations and Warranties Insurance Policy” issued by the insurers named therein and Euclid Transactional, LLC, as underwriting representative of the insurers, on the date hereof in favor of Parent in connection with this Agreement.

“Representative Losses” has the meaning set forth in Section 10.1(e).

“Representatives” means officers, directors, employees, agents, attorneys, accountants and advisors.

“Required Information” means the financial information regarding the Company required by Section 8(a) and 8(b) of Annex B of the Commitment Letter as in effect as of the date hereof.

“Requisite Stockholder Vote” has the meaning set forth in Section 2.2(b).

“Resolved Claim Amount” has the meaning set forth in Section 9.3.

“Rights Agreements” has the meaning set forth in Section 2.4(f).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Series G Preferred Stock” means the Company’s Series G Preferred Stock, par value $0.01 per share.

“Series H Preferred Stock” means the Company’s Series H Preferred Stock, par value $0.01 per share.

“Side Letter” has the meaning set forth in Section 1.19(a)(vi).

“Sharing Agreements” has the meaning set forth in Section 2.17(d).

“Sharing Station” means those Stations listed Annex 2.

“Software” has the meaning set forth in the definition of Intellectual Property.

“SR Expense Fund” means $250,000.

“Station(s)” has the meaning set forth in Recital A.

“Stockholder Confidential Information” has the meaning set forth in Section 5.5(a).

“Stockholder Dissent Notice” has the meaning set forth in Section 4.5(b).

“Stockholder Written Consent” has the meaning set forth in the Recital E.

“Stockholders’ Representative” has the meaning set forth in the Preamble.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” of any Person means any other Person of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Securities” has the meaning set forth in Section 2.3(b).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” means any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” Legal Requirements or other anti-takeover Legal Requirements and regulations of Delaware or any other state with competent jurisdiction.

“Takeover Provisions” any “business combination”, “fair price”, “voting requirement”, “constituency requirement” or other similar provisions of the governing documents of the Company or its Subsidiaries.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental, escheat, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Taxing Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Claim” has the meaning set forth in Section 5.6(d).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto.

“Taxing Authority” means any Governmental Body responsible for the administration, collection or imposition of any Tax.

“Third-Party Claim” has the meaning set forth in Section 8.5(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means all of the agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by a party to this Agreement in connection with the consummation of the Transactions.

“Transaction Expenses” has the meaning set forth in Section 1.6(a).

“Transactions” means the Merger and the other transactions contemplated in the Transaction Documents.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement.

“Transferred Employees” has the meaning set forth in Section 5.7(a).

“Unaudited Financial Statements” has the meaning set forth in Section 2.7.

“Unresolved Claims” means the Claims for indemnification under Section 8.3 properly asserted prior to the date of determination by the Parent Indemnitees in accordance with Section 8, but not yet resolved as of the date of determination.

“Warrant Consideration” has the meaning set forth in Section 1.12